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                            ASSET PURCHASE AGREEMENT

                                     among

            HORIZON CELLULAR TELEPHONE COMPANY OF HAGERSTOWN, L.P.,

                        CUMBERLAND CELLULAR PARTNERSHIP,

                       DOBSON CELLULAR OF MARYLAND, INC.

                                      and

                       DOBSON COMMUNICATIONS CORPORATION

                         DATED AS OF NOVEMBER 19, 1996


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                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----


ARTICLE I       PURCHASE AND SALE ............................................ 1

ARTICLE II      DESCRIPTION OF ASSETS; EXCLUDED ASSETS ....................... 2

Section   2.01  Assets ....................................................... 2
Section   2.02  Excluded Assets .............................................. 3

ARTICLE III     ASSUMPTION OF LIABILITIES .................................... 3

ARTICLE IV      INSTRUMENTS OF TRANSFER ...................................... 4

Section   4.01  Transfer Documents ........................................... 4
Section   4.02  Assumption Documents ......................................... 4

ARTICLE V       PURCHASE PRICE; ALLOCATION ................................... 4

Section   5.01  Purchase Price ............................................... 4
Section   5.02  Deposit ...................................................... 4
Section   5.03  Payment of Purchase Price .................................... 5
Section   5.04  Allocation of Purchase Price ................................. 5
Section   5.05  Purchase Price Adjustment .................................... 5

ARTICLE VI      CLOSING ...................................................... 8

ARTICLE VII     SELLERS' REPRESENTATIONS ..................................... 9

Section   7.01  Organization; Qualification .................................. 9


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Section   7.02  Consents; Authorization; Execution and
                Delivery of Agreement ........................................ 9
Section   7.03  Subsidiaries and Interests in Other Companies ................ 9
Section   7.04  Title to Assets; Condition of Assets ........................ 10
Section   7.05  Real Property-Owned ......................................... 10
Section   7.06  Real and Personal Property-Leased ........................... 10
Section   7.07  Existing Contracts .......................................... 10
Section   7.08  Governmental Licenses ....................................... 11
Section   7.09  Compliance with Law ......................................... 11
Section   7.10  No Violation of Existing Agreements ......................... 11
Section   7.11  Litigation and Legal Proceedings ............................ 12
Section   7.12  Environmental Compliance .................................... 12
Section   7.13  Labor Matters ............................................... 13
Section   7.14  Employee Benefits ........................................... 13
Section   7.15  Tax Matters ................................................. 14
Section   7.16  Financial Statements ........................................ 14
Section   7.17  Subscribers; Agents ......................................... 16
Section   7.18  Insurance ................................................... 16
Section   7.19  Brokers ..................................................... 16
Section   7.20  Undisclosed Liabilities ..................................... 16
Section   7.21  Pricing of Services ......................................... 17
Section   7.22  Proprietary Rights .......................................... 17
Section   7.23  Accounts Receivable and Bad Debts ........................... 17
Section   7.24  Product Information ......................................... 17
Section   7.25  Certain Business Relationships with Sellers ................. 17

ARTICLE VIII    PURCHASER'S REPRESENTATIONS ................................. 17

Section   8.01  Organization; Qualification ................................. 17
Section   8.02  Consents; Authorization; Execution
                and Delivery of Agreement ................................... 18
Section   8.03  Litigation and Legal Proceedings ............................ 18
Section   8.04  Brokers ..................................................... 18
Section   8.05  Compliance with Law ......................................... 18
Section   8.06  FCC Matters ................................................. 18


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Section   8.07  Financial Ability to Close .................................. 18

ARTICLE IX      SELLERS', DOBSON'S, AND PURCHASER'S
                COVENANTS ................................................... 19

Section   9.01  Financial Statements and Cellular System Information ........ 19
Section   9.02  Governmental Approvals ...................................... 19
Section   9.03  Third Party Consents; Closing Conditions .................... 20
Section   9.04  Audit of Seller's 1996 Financial Statements ................. 21
Section   9.05  Access ...................................................... 22
Section   9.06  Conduct of Business ......................................... 23
Section   9.07  No Shopping ................................................. 25
Section   9.08  Employees; Employee Compensation ............................ 26
Section   9.09  Restrictions on Certain Actions ............................. 26
Section   9.10  Supplemental Disclosure ..................................... 26
Section   9.11  Disclaimer of Other Representations and Warranties .......... 26
Section   9.12  Guaranty by Dobson of Purchaser's Obligations ............... 27
Section   9.13  Rescission .................................................. 27

ARTICLE X       CONDITIONS PRECEDENT TO PURCHASER'S
                OBLIGATION TO CLOSE ......................................... 27

Section   10.01 Accuracy of Representations and Warranties; ................. 27
                Performance of this Agreement ............................... 27
Section   10.02 Partner Resolutions ......................................... 28
Section   10.03 Incumbency Certificate ...................................... 28
Section   10.04 Third Party Consents; FCC; Hart-Scott Act ................... 28
Section   10.05 Due Diligence ............................................... 29
Section   10.06 No Material Adverse Change .................................. 29
Section   10.07 Opinion of Counsel to Sellers ............................... 30
Section   10.08 Opinion of FCC Counsel to Sellers ........................... 30
Section   10.09 Subscribers ................................................. 30
Section   10.10 Operating Cash Flow ......................................... 30
Section   10.11 Escrow Agreement ............................................ 31



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ARTICLE XI      CONDITIONS PRECEDENT TO SELLERS'
                OBLIGATION TO CLOSE ......................................... 31

Section   11.01 Accuracy of Representations and Warranties;
                Performance of this Agreement ............................... 31
Section   11.02 Directors' Resolutions ...................................... 31
Section   11.03 Incumbency Certificate ...................................... 31
Section   11.04 Third Party Consents; FCC; Hart-Scott Act ................... 31
Section   11.05 Opinion of Counsel to Purchaser ............................. 32

ARTICLE XII     CASUALTY LOSSES ............................................. 32

ARTICLE XIII    INDEMNIFICATION ............................................. 32

Section   13.01 Indemnification by Sellers .................................. 32
Section   13.02 Indemnification by Purchaser ................................ 33
Section   13.03 Notice of Claims; Defense of Third Party Claims ............. 33
Section   13.04 Non Recourse to Sellers' Partners ........................... 35
Section   13.05 Limitations ................................................. 35

ARTICLE XIV     CONFIDENTIALITY AND PRESS RELEASES .......................... 36

Section   14.01 Confidentiality ............................................. 36
Section   14.02 Press Release ............................................... 36
Section   14.03 Disclosures Required By Law ................................. 36

ARTICLE XV      TERMINATION ................................................. 36

Section   15.01 Breaches and Defaults; Opportunity to Cure .................. 36
Section   15.02 Termination ................................................. 37

ARTICLE XVI     BROKERS' FEES ............................................... 38

ARTICLE XVII    ARBITRATION ................................................. 38



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ARTICLE XVIII   MISCELLANEOUS ............................................... 39

Section   18.01 Additional Instruments of Transfer .......................... 39
Section   18.02 Notices ..................................................... 39
Section   18.03 Expenses .................................................... 40
Section   18.04 Transfer Taxes .............................................. 41
Section   18.05 Collection Procedures ....................................... 41
Section   18.06 Specific Performance ........................................ 41
Section   18.07 Governing Law ............................................... 41
Section   18.08 Assignment .................................................. 41
Section   18.09 Successors and Assigns ...................................... 41
Section   18.10 Amendments; Waivers ......................................... 41
Section   18.11 Entire Agreement ............................................ 41
Section   18.12 Counterparts ................................................ 42
Section   18.13 Severability ................................................ 42
Section   18.14 Section Headings ............................................ 42
Section   18.15 Interpretation .............................................. 42
Section   18.16 Further Assurances .......................................... 42
Section   18.17 Third Parties ............................................... 42
Section   18.18 Certain Defined Terms ....................................... 42



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                                 DEFINED TERMS

    Term                                                       Section Cite
    ----                                                       ------------
    AAA                                                        Article XVII
    Accountants                                                7.04(a)
    Acquisition Proposal                                       9.07
    Adjustment Date                                            6.01(a)
    Adjustments                                                5.05(e)
    Asserting Party                                            13.03
    Assets                                                     2.01
    Assumed Contracts                                          Article III
    Assumption Agreement                                       4.02
    Assumed Liabilities                                        Article III
    Audit                                                      9.04(b)
    Audited Historical Financial Statements                    7.16(a)(i)
    August Balance Sheet                                       7.16(a)(iii)
    Authorizations                                             7.08
    Balance Sheet Date                                         7.16(a)(iii)
    Base Price                                                 5.01
    Bill of Sale                                               4.01
    Breaching Party                                            15.01
    Budget                                                     7.16(a)(iv)
    Business                                                   Recitals
    Capex Adjustment                                           5.05(c)
    CCP                                                        Introduction
    Cellular Areas                                             Recitals
    Cellular Systems                                           Recitals
    CERCLA                                                     7.12(b)
    Claims                                                     Article XII
    Closing                                                    Article VII
    Closing Certificate                                        5.05(e)
    Closing Date                                               Article VII
    Closing Statement                                          6.01(a)
    Closing Subscribers                                        5.05(d)
    Code                                                       7.14


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    Controlled Group Member                                    7.14
    Current Assets                                             5.05(a)
    Current Financial Statements                               7.16(a)(ii)
    Current Liabilities                                        5.05(a)
    Defending Party                                            13.03
    Defined Benefit Pension Plan                               7.14
    Deposit                                                    5.02
    Deposit Escrow Agent                                       5.02
    Deposit Escrow Agreement                                   5.02
    Dispute                                                    Article XVII
    Dispute Note                                               5.02
    Dobson                                                     Introduction
    DOJ                                                        10.04
    Employee Benefit Plans                                     7.14
    Environmental Laws                                         7.12(c)
    ERISA                                                      7.14
    ERISA Affiliate                                            7.14
    Escrow Agent                                               5.03
    Escrow Agreement                                           5.03
    Escrow Payment                                             5.03
    Excluded Assets                                            2.02
    Existing Contracts                                         7.07
    FCC                                                        Recitals
    FCC Authorizations                                         2.01(a)
    Final Order                                                10.04
    FTC                                                        10.04
    GAAP                                                       5.05(a)
    Guaranty                                                   10.07
    Hart-Scott Act                                             9.02(a)
    Hazardous Substances                                       7.12(a)
    HCTC                                                       Introduction
    Historical Financial Statements                            7.16(a)(ii)
    Horizon Corporate                                          10.01
    Indemnified Purchase Parties                               14.01(a)
    Independent Accounts                                       9.04(a)


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    Intangible Property                                        7.24
    Interest                                                   9.03
    Interim Financial Statements                               9.01
    KCCGP                                                      7.04
    Liquidated Damages Amount                                  5.02
    Liens                                                      Article I
    Losses                                                     13.01
    MSA                                                        Recitals
    Material Adverse Effect                                    10.01
    Multiemployer Plan                                         7.14
    Necessary Financing                                        11.07
    Nonassumed Liabilities                                     Article III
    Non-Breaching Party                                        15.01
    Objection Notice                                           9.04(c)
    OCF Calculation                                            9.04(c)
    Offering Memorandum                                        9.11
    Operating Budget                                           9.01
    Other Applicable Period                                    10.10
    Permitted Liens                                            Article I
    Phase I Assessment                                         9.05(b)
    Phase II Assessment                                        9.05(b)
    Purchase Price                                             5.01
    Purchaser                                                  Introduction
    Purchaser Obligations                                      9.12
    Purchaser's Accountant                                     9.04(a)
    Purchaser's Estimate                                       5.05(e)
    RCLA                                                       7.12(b)
    RCRA                                                       7.12(b)
    Recipient Party                                            14.01
    Response Period                                            5.05(e)
    RSA                                                        Recitals
    Sellers                                                    Introduction
    Sellers' Accountant                                        9.04(a)
    Sellers' Estimate                                          5.05(e)
    Six Month Income Statement                                 7.16(a)(i)


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    Special Temporary Authority                                10.04
    Subscriber                                                 5.05(a)
    Subscriber Adjustment                                      5.05(d)
    System Capex                                               5.05(a)
    Target Number of Subscribers                               5.05(a)
    Tax                                                        7.15
    Third Party Claim                                          13.03
    Unaudited Historical Financial Statements                  7.16(a)(ii)
    Working Capital Adjustment                                 5.05(b)



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SCHEDULES
---------

1          Permitted Liens

2.01(a)    Contracts and Licenses

2.01(c)    Tangible Asset List

2.01(d)    Interests in Real Property

2.01(f)    Intangible Personal Property

2.02       Excluded Assets

5.05(a)    1996 Marketing/Promotional Plans

7.01       Sellers' Partners

7.04       Encumbrances

7.08       Governmental Licenses

7.09       Compliance with Laws

7.10       Consents

7.11       Litigation

7.12       Environmental Compliance

7.13       Employees

7.14       Employee Benefits

7.15       Tax Matters


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7.16(a)(i)  Audited Historical Financial Statements

7.16(a)(ii) Unaudited Historical Financial Statements

7.16(a)(iii)  Current Financial Statements

7.16(a)(iv)   Budget

7.16(c)     Certain Transactions Since August 31, 1996

7.17        Subscribers; Agents

7.21        Pricing of Services

7.23        Accounts Receivable Aging

7.24        Product Information

7.25        Certain Business Relationships

9.01        Operating Budget

10.04       Material Consents

EXHIBITS
--------

A.          Bill of Sale

B.          Assumption Agreement

C.          Deposit Escrow Agreement

D.          Escrow Agreement

E           Opinion of Counsel for Sellers


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F.          Opinion of FCC Counsel for Sellers

G.          Opinion of Counsel for Purchaser



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                            ASSET PURCHASE AGREEMENT

    THIS AGREEMENT is made and entered into as of November 19, 1996 by and among HORIZON CELLULAR TELEPHONE COMPANY OF HAGERSTOWN, L.P., a Delaware limited partnership ("HCTC"), CUMBERLAND CELLULAR PARTNERSHIP, a Pennsylvania general partnership ("CCP"; and together with HCTC, individually "Seller" and collectively "Sellers"), DOBSON COMMUNICATIONS CORPORATION, an Oklahoma corporation ("Dobson"), and DOBSON CELLULAR OF MARYLAND, INC., an Oklahoma corporation ("Purchaser").

                                R E C I T A L S

    WHEREAS, Sellers own all right, title and interest in those certain licenses listed on Schedule 2.01(a) granted by the Federal Communications Commission ("FCC") to provide cellular radio telephone service in each of
(i) the FCC's rural service area ("RSA") #3 in the State of Maryland, (ii) the Cumberland, Maryland metropolitan statistical area ("MSA"), (iii) the Hagerstown, Maryland MSA and (iv) the Pennsylvania 10 West, RSA (collectively, the "Cellular Areas") and own and operate the non-wireless cellular telephone systems in the Cellular Areas (individually a "Cellular System" and collectively the "Cellular Systems"); and

    WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, substantially all of the assets and rights of Sellers relating to the ownership and operation of the cellular radio telephone businesses in the Cellular Areas (the "Business"), all subject to the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                               PURCHASE AND SALE

    Except as otherwise provided and subject to the terms and conditions set forth in this Agreement, Sellers agree to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Sellers at the Closing, all of Sellers' right, title and interest in and to the


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Assets (as defined in Section 2.01 hereof), free and clear of all debts, liabilities, obligations, taxes, security interests, liens, pledges, charges, rights of third parties and encumbrances of every kind (collectively, "Liens") other than Permitted Liens. As used herein, the term "Permitted Liens" means (i) any lien or other encumbrance for taxes and assessments, not yet past due or otherwise being contested in good faith and for which appropriate reserves have been established to the extent taken into account in the Working Capital Adjustment, (ii) any lien or other encumbrance arising out of deposits made to secure leases or other obligations of a like nature arising in the ordinary course of business, (iii) any lien or other encumbrance provided for in any contract listed on the disclosure schedules hereto and not related to any indebtedness for borrowed money, (iv) any lien or other encumbrance that does not materially interfere with the use by Sellers of the property subject thereto or affected thereby (including any easements, rights of way, restrictions, installations or public utilities, title imperfections and restrictions, reservations in land patents, zoning ordinances or other similar liens or other encumbrances) and (v) any lien or other encumbrance set forth on SCHEDULE 1 attached hereto.

                                   ARTICLE II
                     DESCRIPTION OF ASSETS; EXCLUDED ASSETS

    SECTION 2.01. ASSETS. The assets to be conveyed to Purchaser shall include all real and personal tangible and intangible assets, properties, rights and business owned by Sellers of whatever description which relate in any way to the ownership, use or operation of the Business, except assets excluded pursuant to Section 2.02 hereof, but including all property and rights acquired or obtained by Sellers from the date hereof through the date of Closing, to the end that, except as set forth herein, all of the Sellers' assets, properties, rights and business owned at the Closing and related in any way to the ownership, use or operation of the Business, other than the assets excluded pursuant to
Section 2.02 hereof, shall pass to Purchaser (collectively, the "Assets"). Such Assets shall be free and clear of all Liens other than Permitted Liens as of the Closing. Such Assets shall include, without limitation:

         (a) Sellers' licenses, including the FCC authorizations to operate a cellular radio telephone system in the Cellular Areas (the "Cellular Authorizations") and microwave paths used in connection with such cellular operations (the "Microwave Authorizations" and together with the Cellular Authorizations, the "FCC Authorizations"), leases, agreements, permits, consents, revenue sharing agreements, agreements for the reception or transmission of signals by microwave, easements, appurtenances, rights-of-way and construction permits, if any are in


2

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effect on the Closing Date, all right, title and interest, if any, in and to all streets, roads and public places, open or proposed, all agreements between a Seller and any suppliers, cellular telephone service companies and subscribers (including subscriber deposits), and all other similar rights and agreements (including so-called roaming agreements), including all applications therefor, which in any way may relate to or concern the operation by Sellers of the Business, as more particularly described and categorized by each Cellular System on SCHEDULE 2.01(a) attached hereto.

         (b) Originals or copies (at Sellers' option) of all of Sellers' files of correspondence, lists, records and reports concerning (i) customers and prospective customers of the Business and (ii) all dealings with Federal, state and local regulatory agencies with respect to the Business, including, but not limited to, all reports filed by or on behalf of any Seller with the FCC;

         (c) All of Sellers' right, title and interest to towers, tower equipment, antennas, switching and cell site equipment and buildings, construction in progress, microwave equipment, testing equipment, motor vehicles, office equipment, furniture and fixtures, supplies, inventory and other physical assets, if any, used in or relating to the Business, and all modifications, additions, restorations or replacements of the whole or any part thereof, substantially all of which tangible assets as of the date hereof are described and categorized by each Cellular System on SCHEDULE 2.01(c) attached hereto;

         (d) All interests in real property of Sellers used in or relating to the Business, as described and categorized by each Cellular System on
SCHEDULE 2.01(d) attached hereto;

         (e) All of Sellers' right, title and interest to engineering records, files, data, drawings, blueprints, schematics, maps, reports, lists and plans and processes intended for use in connection with the Business provided that Sellers may retain the originals thereof so long as Purchaser is provided with copies thereof;

         (f) All of Sellers' right, title and interest in and to intangible personal property used in or relating to the Business, including without limitation, all rights, trademarks, trade names, patents and copyrights used by Sellers, and all of the rights of Sellers associated therewith (including any and all applications, registrations, extensions and renewals thereof), and such rights, trademarks, trade names, patents and copyrights as of the date hereof are described and categorized by each Cellular System on SCHEDULE 2.01(f) attached hereto; and


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         (g)  Any assets of the type-described above which are acquired after the date hereof but prior to the Closing.

    SECTION 2.02.  EXCLUDED ASSETS.  (a) The properties and assets described in
SCHEDULE 2.02 attached hereto and in Section 2.02(b) of this Agreement which relate to the Business shall be retained by Sellers and shall not be sold, assigned or transferred to Purchaser (the "Excluded Assets").

         (b) Anything in this Agreement to the contrary notwithstanding, the Assets sold to the Purchaser pursuant to the terms of this Agreement shall not include the Sellers' partnership records, books of account, cash, bank deposits and cash equivalents at the time of the Closing.

                                  ARTICLE III
                           ASSUMPTION OF LIABILITIES

    Purchaser shall assume and agree to perform and discharge as of the Closing the following to the extent not previously performed or discharged: (i) all obligations of Sellers which accrue and are to be performed from and after the Closing under those permits, authorizations, licenses, leases, rights of way, easements and other agreements either set forth on SCHEDULES 2.01(a) AND (d) attached hereto or those agreements of a non-material nature which are not required to be disclosed on SCHEDULES 2.01(a) AND (d) and (ii) all other obligations of Sellers entered into during the period from the date hereof to the Closing by any Seller in the ordinary course of its business in accordance with the provisions of Section 9.06 below or that were identified to and consented by Purchaser (all of such permits, authorizations, licenses, leases, rights of way, easements and other agreements referred to in items (i) and (ii) being referred to hereinafter as the "Assumed Contracts"); and (iii) all "Current Liabilities" (as defined in Section 5.05(a) hereof) but only if and to the extent that Purchaser receives a credit against the Purchase Price at the Closing (such items (i) through (iii) are collectively referred to herein as the "Assumed Liabilities"). Purchaser shall not be liable for any liabilities, debts, contracts, agreements, including without limitation any contracts or agreements set forth on SCHEDULE 2.02, or other obligations of Sellers of any nature whatsoever other than the Assumed Liabilities (such other liabilities, debts, contracts, agreements or obligations of Sellers other than the Assumed Liabilities being referred to as "the Nonassumed Liabilities").



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                                   ARTICLE IV
                            INSTRUMENTS OF TRANSFER
                                 AND ASSUMPTION

    SECTION 4.01. TRANSFER DOCUMENTS. At the Closing, Sellers will deliver to Purchaser (a) one or more Bills of Sale in substantially the form attached hereto as EXHIBIT A (a "Bill of Sale"), (b) all such other good and sufficient instruments of sale, transfer and conveyance, including, without limitation, assignments of leases, in such form and including such matters as Purchaser shall reasonably request, as shall be effective to vest in Purchaser all of Sellers' right and title to, and interest in, the Assets; and (c) all contracts and commitments, instruments, books and records (except as otherwise provided in Section 2.02 hereof) and other data relating to the Assets, Business and operations of Sellers.

    SECTION 4.02. ASSUMPTION DOCUMENTS. At the Closing, Purchaser and Sellers will execute and deliver an Assumption Agreement in substantially the form attached hereto as EXHIBIT B (the "Assumption Agreement") in order to effect the assumption of the Assumed Liabilities by Purchaser.

                                   ARTICLE V
                           PURCHASE PRICE; ALLOCATION

    SECTION 5.01. PURCHASE PRICE. The total purchase price for the Assets shall be Seventy-Five Million Dollars ($75,000,000) (the "Base Price"), as adjusted in accordance with the provisions of Section 5.05 hereof (as adjusted, the "Purchase Price").

    SECTION 5.02. DEPOSIT. Simultaneously with the execution of this Agreement, Purchaser is depositing as a good faith deposit $3.75 million (the "Deposit") with CoreStates Bank, N.A. (the "Deposit Escrow Agent"), to be held, invested and disbursed pursuant to the terms of the Deposit Escrow Agreement substantially in the form of EXHIBIT C attached hereto (the "Deposit Escrow Agreement"). If the Closing occurs, then the Deposit and all earnings on the Deposit shall be paid to Sellers pursuant to the Deposit Escrow Agreement and the full amount of the Deposit and the earnings thereon shall be credited against and deducted from the Purchase Price to be paid at the Closing by Purchaser for the Assets. If Sellers terminate this Agreement in accordance with the provisions of Section 15.02(d), at the time of such termination Sellers are not then in breach of any of their representations, warranties, covenants or agreements to such an extent that


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Sellers' breaches, in the aggregate, would reasonably be expected to have a
Material Adverse Effect and the conditions set forth in Sections 10.04 (only FCC and Hart-Scott-Rodino Act consents), 10.06, (provided that the applicable period shall be from August 31, 1996 through the date of termination of this Agreement), 10.09 and 10.10 shall have been satisfied, then Sellers shall be entitled to (i) $1,500,000 of the Deposit as liquidated damages (the "Liquidated Damages Amount") without the necessity for proof by Sellers of actual damages, which Liquidated Damages Amount the parties agree is a fair and reasonable measure of the damages that Sellers would sustain as a result of such termination, and (ii) up to an additional $2,250,000 from Purchaser and Dobson (in the aggregate) upon proof by Sellers of actual damages greater than the Liquidated Damages Amount. Notwithstanding anything else set forth in this Section 5.02, Sellers' sole and exclusive recourse for Purchaser's or Dobson's breach of their representations or obligations under this Agreement prior to Closing shall only be to receive an amount up to $3.75 million. In any other case if the Closing does not occur, then, pursuant to the Deposit Escrow Agreement, the Deposit and all earnings thereon shall be paid to Purchaser. All determinations of breach and satisfaction of conditions shall be made, and all payments by the Deposit Escrow Agent shall be made, in accordance with the procedures and other provisions set forth in the Deposit Escrow Agreement.

    SECTION 5.03. PAYMENT OF PURCHASE PRICE. The Purchase Price, less the Deposit and all earning thereon and less an amount equal to $3.75 million (the "Escrow Payment"), shall be payable by wire transfer of immediately available funds to Sellers at Closing. The Escrow Payment shall be paid by the Purchaser at Closing to CoreStates Bank, N.A., as escrow agent (the "Escrow Agent") to be held, invested and disbursed pursuant to the terms of the Escrow Agreement substantially in the form of EXHIBIT D attached hereto (the "Escrow Agreement').

    SECTION 5.04. ALLOCATION OF PURCHASE PRICE. Within thirty (30) days prior to the Closing, Purchaser and Sellers in good faith shall agree on an allocation of the Purchase Price in accordance with the respective fair market value of the Assets being purchased and as provided for under Section 1060 of the Code. Purchaser and Sellers each further agree to file their income tax returns and their other tax returns and IRS Form 8594 reflecting the allocation as determined in this Section 5.04. If no agreement on an allocation of the Purchase Price with respect to the Assets is reached within such thirty (30) day period, such allocation of the Purchase Price to the Assets shall be determined by a nationally recognized appraisal firm mutually agreeable to Sellers and Purchaser and the costs of such appraisal shall be borne equally by Sellers and Purchaser.


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    SECTION 5.05.  PURCHASE PRICE ADJUSTMENT.

    (a) As used in this Section 5.05, the following terms shall have the meaning set forth below:

    "CURRENT ASSETS" means the Cellular Systems' (i) accounts receivable, including all roaming receivables (without any reserves therefor) and subscriber receivables (net of reserves for subscriber receivables calculated as follows:
2.5% for subscriber receivables that are current to less than or equal to 30 days past due; 15% for subscriber receivables that are between 31 and 60 days past due; 50% for subscriber receivables that are between 61 and 90 days past due; and 100% for subscriber receivables that are more than 90 days past due);
(ii) inventory of cellular telephone handsets and ancillary equipment held for sale for subscriber and which will reasonably be expected based on past practices to be consumed in the normal course of business within six months after the Closing, reflected at net book value (provided that if the manufacturer's price of an inventory item is 10% below the net book value of such inventory item, the manufacturer's price shall be used) and (iii) prepaid items which Purchaser will receive the benefit of after the Closing such as prepaid rent, insurance, property taxes, utility charges, fees and deposits paid, all determined as of 12:01 a.m. on the Closing Date in accordance with GAAP.

    "CURRENT LIABILITIES" means the Cellular Systems' (i) subscriber deposits received, (ii) deferred revenue, (iii) employee vacation expense (whether or not to be paid or vacation time to be taken by the employee after the Closing),
(iv) salaries, bonuses, fringe benefits and other remuneration payable to employees to be hired by Purchaser, (v) expenses for goods and services received in the normal course of business including taxes, utility charges, special assessments, commissions, fees and (vi) other trade payables and accrued expenses incurred in the normal course of business, all determined as of 12:01 a.m. on the Closing Date in accordance with GAAP.

    "GAAP" means generally accepted accounting principles consistently applied.

    "SUBSCRIBER" means a person or entity subscribing for cellular telephone service on a Cellular System (i) who pays for service under such Cellular System's normal rate plan for that category of subscriber, (ii) whose account is active within the normal practices and procedures of the Cellular System and in no case is more than 70 days past due from the due date and (iii) who was obtained as a subscriber in the normal course of business of such Cellular System consistent with past practice and not as a result of (A) marketing efforts that are not customary in the cellular telephone industry generally or which were not utilized by Sellers during 1995 or 1996 on a regular basis or
(B) any


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

other plans for which the Sellers failed to obtain Purchaser's prior written consent, which consent will not be unreasonably withheld. SCHEDULE 5.05(a) attached hereto sets forth all marketing and promotional plans Sellers have used, are using or propose to use during 1996 to acquire subscribers.

    "SYSTEM CAPEX" means the dollar amount incurred or paid for by Sellers between September 1, 1996 and the Closing Date for equipment and other capital expenditures (determined in accordance with GAAP and which shall include capital expenditures for which payment has not yet been made by Sellers but for which a current liability has been established in Sellers' books and records and which will be taken into account in the Working Capital Adjustment) for the purpose of developing and building out the Cellular Systems, provided that no such expenditure shall be considered a System Capex unless (i) those expenditures are set forth on Schedule 7.16(a)(iv) or (ii) Purchaser shall have given Seller written approval for the type and purpose of the property or service to be purchased or obtained and the amount to be expended therefor.

    "TARGET NUMBER OF SUBSCRIBERS" means 21,719 subscribers if the Closing occurs prior to the end of the normal billing cycle of the Cellular Systems for January, 1997; or if the Closing occurs after the end of the January, 1997 billing cycle, but prior to the end of the February, 1997 billing cycle, 22,119 subscribers; or if the Closing occurs after the end of the February, 1997 billing cycle but prior to the end of the March, 1997 billing cycle, 22,619 subscribers; or if the Closing occurs after the end of the March, 1997, billing cycle but prior to the end of the April, 1997 billing cycle, 23,219 subscribers.

    (b) The Base Price shall be increased (or decreased) by the amount by which Current Assets exceeds (or is less than) Current Liabilities as of the Closing Date (the "Working Capital Adjustment").

    (c) The Base Price will be increased at the Closing by the dollar amount of System Capex up to a maximum increase of $3,000,000 (the "Capex Adjustment").

    (d) The Base Price shall be decreased (or increased) to the extent that the aggregate number of subscribers on the Cellular Systems as of the last day of the billing cycle for the month preceding the Closing Date (the "Closing Subscribers") are less than 90% of (or exceed 110% of) the Target Number of Subscribers in an amount equal to such deficiency (or excess) multiplied by $300.00; it being agreed that there shall be no decrease from (or increase to) the Base Price under this Section


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

5.05(d) in the event that the Closing Subscribers are between 90%-110% of the Target Number of Subscribers (such increase or decrease being referred to as the "Subscriber Adjustment").

    (e) Sellers shall prepare and submit to Purchaser, not later than 5 business days prior to the Closing Date, a written good faith estimate of the amount of the Working Capital Adjustment, Capex Adjustment and Subscriber Adjustment (collectively, the "Adjustments") in accordance with this
Section 5.05 and Seller's estimate of the Purchase Price resulting from the Adjustment ("Sellers' Estimate"). Sellers' Estimate shall be accompanied by detailed supporting documents, work papers, subscriber records and other data supporting each Adjustment and Sellers' Estimate. The Sellers' Estimate shall be based upon the books and records of the Cellular Systems. The Sellers' Estimate shall be accompanied by a certificate signed by a senior officer of the general partner of each Seller certifying that the Sellers' Estimate was calculated in good faith and in accordance with the provisions of this Section 5.05. After the delivery of Sellers' Estimate and prior to the Closing, Purchaser and Sellers shall attempt to resolve any disputes between Sellers and Purchaser with respect to Sellers' proposed Adjustments. In connection therewith, Purchaser shall have full access to all Sellers' records related to Sellers' proposed Adjustments. Prior to Closing, Purchaser shall advise Sellers in writing as to any dispute Purchaser has with Sellers' Estimate and provide Sellers Purchaser's calculation of the Adjustments and the Purchase Price, accompanied by a certificate signed by a senior officer of Purchaser certifying that Purchaser's calculation was made in good faith and supporting documents and information, to the extent the same is available to Purchaser ("Purchaser's Estimate"). In the event Purchaser's Estimate of the Purchase Price is less than $25,000 less than Sellers' Estimate, the Closing shall proceed with the Purchase Price based upon Sellers' Estimate. In the event the Purchaser's Estimate of the Purchase Price is more than $25,000 less than Sellers' Estimate, then the mid-point between Sellers' Estimate and Purchaser's Estimate shall be used as the Purchase Price for purposes of Closing.

    Within 60 days after the Closing Date, Purchaser shall deliver to Sellers a certificate (the "Closing Certificate") signed by a senior officer of Purchaser providing a compilation of the Adjustments to be made pursuant to this
Section 5.05 including any changes in the Adjustments used to determine the Purchase Price at Closing, together with a copy of any supporting documents, work papers, subscriber records and other data relating to such Closing Certificate and such other supporting evidence as Sellers may reasonably request either prior to or after delivery thereof. If Sellers shall conclude that the Closing Certificate does not accurately reflect the Adjustments to be made to the Base Price in accordance with this Section 5.05, Sellers shall, within 40 days after their receipt of the Closing Certificate (such 40 day period being referred to as the "Response Period"),

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

deliver to Purchaser a written statement of any discrepancies believed to exist. If Sellers fail to so notify Purchaser of any discrepancies, then the calculation of the Purchase Price set forth in the Purchaser's Closing Certificate shall be controlling for all purposes hereof and Purchaser or Sellers, as the case may be, shall on or before the fifth day following the expiration of the Response Period pay to the other the amount which it is obligated to pay in accordance with the Closing Certificate. On or before the fifth day following the earlier to occur of the expiration of the Response Period and the date Purchaser receives Sellers' statement of discrepancies, Purchaser or Sellers, as the case may be, shall pay the other the amount, if any, as to which there is no discrepancy. Purchaser and Sellers shall use good faith efforts to jointly resolve their discrepancies within 15 days of Purchaser's receipt of Sellers' written statement of discrepancies, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to further dispute or review. If Purchaser and Sellers cannot resolve the discrepancies to their mutual satisfaction within such 15 day period, then the matter shall be submitted to the Independent Accountants (as defined in Section 9.04). The Independent Accountants shall resolve the dispute substantially in accordance with the procedures set forth in Section 9.04 hereof and the decision of the Independent Accountants with respect to the Adjustments shall be final and binding on the parties. Within 5 days of receipt of the Independent Accountants' decision with respect to such dispute, if Purchaser is determined to owe an amount to Sellers, Purchaser shall pay such amount thereof to Sellers, and if Sellers are determined to owe an amount to Purchaser, Sellers shall pay such amount thereof to Purchaser. All amounts owed by Purchaser or Sellers to the other in accordance with this
Section 5.05(e) shall be paid by wire transfer of immediately available funds and shall not bear any interest. Any amount due Purchaser from Sellers under this Section 5.05 and not paid when due may also be paid from the funds held pursuant to the Escrow Agreement.



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

                                   ARTICLE VI
                                    CLOSING

    Subject to the terms and conditions hereof, the Closing (the "Closing") shall take place at the offices of Edwards & Angell, 2800 Hospital Trust Tower, Providence, Rhode Island 02903, on the date (the "Closing Date") which is the latest of (a) the tenth (10th) day after the date that (i) the FCC granted its consent to the assignment of the Cellular Authorizations, from Sellers to the Purchaser by a Final Order (as defined in Section 10.04) or (ii) if applicable, Sellers receive from Purchaser the Finality Waiver Notice, (b) the fifth (5th) day after the completion of the Audit (as defined in Section 9.04 hereof),
(c) the fifth (5th) day after the expiration or early termination of the waiting period under the Hart-Scott Act; or (d) the tenth (10th) day after the date that the FCC granted a Special Temporary Authority (as defined in Section 10.04) for Purchaser to operate the microwave facilities that are the subject of the Microwave Authorizations on a temporary basis; provided if such latest date is not a business date, the Closing Date shall be the next following business day.

                                  ARTICLE VII
                            SELLERS' REPRESENTATIONS

    Sellers hereby jointly and severally represent, warrant, covenant and agree, which representations, warranties, covenants and agreements, together with all other representations, warranties, covenants and agreements of Sellers in this Agreement, shall survive the execution and delivery of this Agreement and the payment of the Purchase Price hereunder until June 30, 1998 (PROVIDED, HOWEVER, that such survival period shall not in any way preclude Purchaser from seeking indemnification from Sellers for claims related to or arising out of the Nonassumed Liabilities), that:

    SECTION 7.01. ORGANIZATION, QUALIFICATION. (a) Each Seller is a limited partnership or general partnership (as applicable) duly organized, validly existing and (with respect to HCTC solely) in good standing under the laws of the state of its organization and has all necessary power and authority to own and operate its properties and to carry on its Business as now being conducted or proposed to be conducted and to carry out the transactions contemplated by this Agreement. Each Seller has the power and authority to execute and deliver and, subject to obtaining the FCC's approval to assign the FCC Authorizations and the other governmental and third-party consents referred to in
Section 10.04, perform its obligations under this Agreement and to


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

undertake the transactions contemplated hereby. Each Seller's partners are as set forth on SCHEDULE 7.01 attached hereto.

    SECTION 7.02. CONSENTS, AUTHORIZATION, EXECUTION AND DELIVERY OF AGREEMENT. All necessary consents and approvals have been obtained by Sellers for the execution and delivery of this Agreement. The execution, delivery and performance of this Agreement by Sellers and the transfer of the Assets to Purchaser have been duly and validly authorized and approved by all necessary partnership and partner action of each Seller, the general partner of HCTC and the managing general partner of CCP. This Agreement is a valid and binding obligation of each Seller, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally.

    SECTION 7.03. SUBSIDIARIES AND INTERESTS IN OTHER COMPANIES. Neither Seller has any subsidiaries, and does not own or control any shares or other securities of, or have any other proprietary interest in, any corporation, partnership, limited liability company, joint venture, business association or other person.

    SECTION 7.04. TITLE TO ASSETS; CONDITION OF ASSETS. Except as set forth on SCHEDULE 7.04, Sellers have full power, right and authority to sell and convey to Purchaser good and marketable title to the Assets, free and clear of all Liens other than Permitted Liens. All Liens in effect on the date hereof which are to be discharged at Closing are listed on SCHEDULE 7.04 hereto. The tangible property included among the Assets as of the date hereof is in good working order and repair, reasonable wear and tear excepted. The Assets constitute all of the assets which are necessary, used or useful in the operation of the Business other than the Microwave Authorizations issued to KCCGP, L.P., a Delaware limited partnership and affiliate of Sellers ("KCCGP"), which are identified on SCHEDULE 2.01(a) and that will be included within the Assets to be transferred to Purchaser and other than the Excluded Assets. No partner of any Seller except KCCGP with respect to the Microwave Authorizations or any other individual, partnership, corporation, person or entity (a "Person") other than the Sellers owns, leases or has any rights in any property, license or other assets related to the Business other than the Excluded Assets. Except for factors typically affecting propogation and reception in the cellular telephone industry generally, the Assets are technically sufficient and capable of providing cellular telephone service in the Cellular Areas for which Sellers are licensed in accordance with applicable FCC regulations except as set forth on SCHEDULE 7.08.


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

    SECTION 7.05.  REAL PROPERTY - OWNED.  Sellers own no real property.

    SECTION 7.06.  REAL AND PERSONAL PROPERTY - LEASED.  Set forth on
SCHEDULE 2.01(d) (in the case of real property) and SCHEDULE 2.01(a) (in the case of personal property), are true and accurate listings of all real and personal property leases (other than personal property leases with annual payments of less than $12,000 and which leases, together with the other contracts and agreements not required to be disclosed on SCHEDULES 2.01(a) AND
(d), in the aggregate have annual payments of less than $150,000 or which are terminable without penalty on six months or less notice) of Sellers used or useful in the ownership or operation of the Assets and the Business setting forth (i) the name of the lessor and (ii) with respect to the real property leases, a description of the property leased. Except as set forth on
SCHEDULE 2.01(d) (in the case of leased real property) and SCHEDULE 2.01(a) (in the case of leased personal property), with respect to such leases, the Sellers hold valid leasehold interests therein, such leases are in full force and effect, and will be free and clear of all Liens other than Permitted Liens at the Closing.

    SECTION 7.07. EXISTING CONTRACTS. SCHEDULES 2.01(a) AND (d) hereto sets forth all agreements (other than standard subscriber agreements for cellular service) in effect on the date hereof with each Seller's subscribers, all leases (other than personal property leases with annual payments of less than $12,000 and which leases, together with the other contracts and agreements not required to be disclosed on SCHEDULES 2.01(a) AND (d), in the aggregate have annual payments of less than $150,000 or which are terminable without penalty on six months or less notice) to which each Seller is a party and which relate to the ownership of the Assets or the operation of the Business, and all other agreements (other than agreements with annual payments of less than $12,000 and which agreements, together with the other leases and contracts not required to be disclosed on SCHEDULES 2.01(a) AND (d), in the aggregate have annual payments of less than $150,000 or which are terminable without penalty on six months or less notice) or commitments (written or oral) to which each Seller is a party which relate to the ownership of the Assets or the operation of the Business (the "Existing Contracts") except for outstanding purchase orders that are included in the Budgets (the "Purchase Orders"). No partner of any Seller or any Person (other than Seller) controlling, controlled by or affiliated with any such partner has any contractual relationship relating to the ownership or operation of the Business. Sellers have heretofore delivered to Purchaser true and correct copies of the Existing Contracts. Except as disclosed on SCHEDULES 2.01(a) AND (d), Sellers have no knowledge of any breach or anticipated breach by the other parties to any Existing Contracts. The Existing Contracts are in full force and effect and Sellers are in compliance with the terms of such Existing Contracts. Except for the Existing

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

Contracts and the Purchase Orders, neither Seller has entered into any other agreements (other than agreements with annual payments of less than $12,000 and which agreements, together with the other leases and contracts not required to be disclosed on SCHEDULES 2.01(a) AND (d), in the aggregate have annual payments of less than $150,000 or which are terminable without penalty on six months or less notice) relating to the ownership of the Assets and the operation of the Business, including, but not limited to, rights-of-way, rights of entry, licenses, easements, leases (real property or equipment), or guaranty agreements. There are no claims by third parties that either Seller is required to enter into other agreements to enable it to continue owning the Assets and the operation of the Business as it is presently being operated.

    SECTION 7.08.  GOVERNMENTAL LICENSES.  Except as set forth on
SCHEDULE 7.08, Sellers and KCCGP hold all necessary licenses, consents, permits, approvals and authorizations of public or governmental bodies including, without limitation, the FCC Authorizations and the state, counties and municipalities served by the Business, which are required in connection with the ownership of the Assets (collectively referred to as the "Authorizations"). All Authorizations are in full force and effect. Each Seller has complied with the terms of the Authorizations to which it holds and there are no pending modifications, amendments or revocations of the Authorizations which would adversely affect the ownership of the Assets and the operation of the Business. All fees of Sellers due and payable to governmental authorities pursuant to the Authorizations have been paid. All reports required of Sellers to be filed in connection with the Authorizations have been timely filed and are accurate and complete. True and correct copies of the Authorizations, and all amendments thereto to the date hereof, have been delivered by Sellers to Purchaser and are identified on SCHEDULE 2.01(a) hereto. The ownership of the Assets and the operation of the Business by Sellers are not subject to regulation or supervision by any applicable state public utilities commission or other similar state governmental instrumentality.

    SECTION 7.09. COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 7.09, Sellers are currently complying with and have so complied with, and are not in default under or in violation of, and neither the Business nor any of the Assets nor the operation or maintenance thereof, contravenes in any respect any statute, law (including environmental or employment laws), ordinance, decree, order, rule, regulation of any governmental body applicable to the Assets or the Business, including, without limitation, rules and regulations of the FCC.

    SECTION 7.10. NO VIOLATION OF EXISTING AGREEMENTS. The execution, delivery and performance of this Agreement by Sellers will not violate any provisions of law and will not,

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

with or without the giving of notice or the passage of time, or both, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under any Existing Contracts. Subject to the consents for the Existing Contracts identified in SCHEDULE 7.10, the execution, delivery and performance of this Agreement by Sellers will not result in the creation of any Lien upon the Assets or the Business other than Permitted Liens.

    SECTION 7.11.  LITIGATION AND LEGAL PROCEEDINGS.  Except as set forth on
SCHEDULE 7.11, there is no outstanding judgment against Sellers or any partner of a Seller affecting the Business or the Assets or which question the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement and there is no litigation, proceeding or investigation pending, or, to any Seller's knowledge, threatened, against any Seller or the partners of any Seller affecting the Business or the Assets or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. Except as set forth on
SCHEDULE 7.11, there are no proceedings pending to which any Seller or any partner of a Seller is a party or, to any Seller's knowledge, threatened, nor any demands by any governmental agency, utility or other party, to terminate, modify or adversely change the terms and conditions of any Seller's rights with respect to the Authorizations or Existing Contracts.

    SECTION 7.12.  ENVIRONMENTAL COMPLIANCE.  (a)  Except as set forth on
SCHEDULE 7.12 hereto, (i) neither Seller has generated, used, transported, treated, stored, released or disposed of, or has not suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as hereinafter defined) with respect to the Assets or the Business in violation of any Environmental Laws (as hereinafter defined); (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with their ownership of the Assets, the conduct of the Business or the use of any property or facility which relates to their ownership of the Assets, the Business, or, any adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Environmental Laws or which would require reporting to or notification of any governmental entity; (iii) no friable asbestos or polychlorinated biphenyl, and no underground storage tank, is contained in or located at any facility of a Seller relating to the Business in violation of any Environmental Laws; and (iv) any Hazardous Substance handled or dealt with in any way with respect to the Assets or the Business by either Seller, or during either Seller's ownership of the Assets or the Business has been and is being handled or dealt with in compliance with any Environmental Laws.

         (b) For purposes of this Agreement, the term "Hazardous Substance" shall mean any substance which, as of the date of this Agreement, is listed as hazardous or toxic in the regulations implementing the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Response Compensation and Liability Act ("RCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), or listed as a hazardous substance under any applicable state environmental laws, or any substance which has been determined by regulation, ruling or otherwise by any agency or court to be a hazardous or toxic substance regulated under federal or state law.

         (c) For purposes of this Agreement, the term "Environmental Laws" shall mean CERCLA, RCRA, RCLA and any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all governmental authorities and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to the protection of human health or the environment from the effects of Hazardous Substances, including but not limited to those pertaining to reporting, licensing, permitting, investigating and remediating emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

    SECTION 7.13. EMPLOYEES. SCHEDULE 7.13 sets forth a true and complete list of the names and salaries of all employees of the Sellers involved in the operation of the Business. Such employees are employees at will. Each Seller has withheld all amounts required by law or agreement to be withheld by it from the wages, salaries and other payments to its employees and is not liable for any arrears of wages or any taxes for failure to comply with any of the foregoing. There are no collective bargaining agreements covering any of the employees of any Seller. The Sellers have not breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract applicable to any of its employees. No consent of any union (or similar group or organization) is required in connection with the consummation of the transactions contemplated hereby. There are no pending, or, to Sellers' knowledge threatened or anticipated, and, there is no factual basis for any (a) employment discrimination (including age, sex, racial or handicap discrimination) charges or complaints against or involving any Seller, before any federal, state, or local board, department, commission or agency or (b) unfair labor practice charges or complaints, disputes or grievances affecting any Seller. There are no pending, or, to Sellers' knowledge threatened or anticipated (a) union

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representation petitions respecting the employees of any Seller, (b) efforts being made to organize any of the employees of any Seller, or (c) strikes, slow downs, work stoppages, or lockouts or threats affecting any Seller.

    SECTION 7.14. EMPLOYEE BENEFITS. Except as set forth on SCHEDULE 7.14 attached hereto, neither Seller has any Employee Benefit Plans in which any one or more partners or employees of any Seller, with respect to the Business, participate or are eligible to participate as of the date hereof and is not a party to any employment contract. The term "Employee Benefit Plans" means all employee benefit plans as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as set forth on SCHEDULE 7.14 attached hereto, no partner or employee of any Seller participates or is eligible to participate in a "defined benefit pension plan" as defined in Section 3(35) of ERISA, maintained or made available by any Seller. Except as set forth on SCHEDULE 7.14 attached hereto, neither Seller nor any Controlled Group Member maintains or contributes to, or ever maintained or contributed to, a plan under which any employee of any Seller participates or is eligible to participate subject to Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). The term "Controlled Group Member" means any trade or business (whether or not incorporated) which is, or was at any relevant time, aggregated with the Seller pursuant to Section 414(b), (c), (m) or (o) of the Code. Except as set forth on SCHEDULE 7.14 attached hereto, neither Seller nor any ERISA Affiliate has participated in or made contributions to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. The term "ERISA Affiliate" means each trade or business (whether or not incorporated) which is, or was at any relevant time, treated as a single employer any Seller pursuant to
Section 4001(b)(1) of ERISA.

    SECTION 7.15. TAX MATTERS. Except as set forth on SCHEDULE 7.15 attached hereto, (a) each Seller has timely filed all Tax (as defined below) returns and statements which it is required to file; (b) all such returns are complete and accurate and disclose all Taxes required to be paid for the periods covered thereby; (c) neither Seller has waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency; (d) no assessment of any additional Taxes for periods for which returns have been filed has been asserted and no basis exists therefor; (e) to Sellers' knowledge, there are no unresolved questions or claims raised by any Taxing authority concerning the Tax liability of any Seller and (f) all Taxes which each Seller is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid. Each Seller has paid all Taxes due prior to the date hereof and will pay when due (or contest in good faith by appropriate proceedings) all Taxes

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which may become due on or before the Closing Date.  For purposes of this
Section 7.15, the term "Tax" or "Taxes" means all taxes, charges, fees, levies, inposts and other assessments including all income, sales, use, goods and services, value added, capital, capital gains, alternative net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, stamp duties, fees, assessments or similar charges in the nature of a tax, together with any interest, fines and penalties imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

    SECTION 7.16.  FINANCIAL STATEMENTS.

    (a)  The Purchaser has heretofore been furnished with the following:

                 (i) true and complete copies of the audited balance sheet of
            Horizon Cellular Telephone Company, L.P. ("Horizon") as of December 31, 1994 and December 31, 1995 and the related audited statements of income, cash flows and partners' capital for the years then ended, each of such balance sheets and income statements being attached hereto as SCHEDULE 7.16(a)(i) (collectively, the "Audited Historical Financial Statements");

                 (ii) true and complete copies of the unaudited balance sheet of each Seller as of December 31, 1994 and December 31, 1995 and the related unaudited statements of income for the years then ended, each of such balance sheets and income statements being attached hereto on Schedule 7.16(a)(ii) (collectively, the "Unaudited Historical Financial Statements"; and together with the Audited Historical Financial Statements, the "Historical Financial Statements;)

                 (iii) true and complete copies of the unaudited balance
            sheet (the "August Balance Sheet") of each Seller at August 31, l996 (the "Balance Sheet Date") and the related unaudited statement of income for the eight-month period then ended (the "Eight Month Income Statement; and together with the August Balance Sheet, the "Current Financial Statements"), such balance sheet and income statements being attached hereto as SCHEDULE 7.16(a)(iii);

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

                 (iv) the Capital Expenditure budget for each Cellular System providing for expenditure of capital items in each month for the period from July 1, 1996 through March 31, 1997 and attached hereto as SCHEDULE 7.16(a)(iv) (the "Budgets").

    (b) Each of the Historical and Current Financial Statements delivered under Section 7.16(a)(i) through (iii) hereof was prepared in accordance with GAAP applied on a basis consistent with prior periods and past practices except as otherwise stated therein and, with respect to the Current Financial Statements and the Unaudited Historical Financial Statements, subject to normal recurring year-end adjustments and except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements; each of the balance sheets included in such Historical and Current Financial Statements fairly presents the financial condition of Horizon and each Seller, as applicable, as at the close of business on the date thereof; and each of the statements of income included in such Historical and Current Financial Statements fairly presents the results of operations of Horizon and each Seller, as applicable, for the fiscal period then ended.

    (c) Except as set forth on SCHEDULE 7.16(c) attached hereto, since the Balance Sheet Date, neither Seller has:

                 (i) sold, assigned or transferred any of its tangible assets
            (except for the Excluded Assets and except pursuant to existing contracts or commitments disclosed on any Schedule to this Agreement or inventory in the ordinary course of business consistent with past practice); or canceled any material debts or material claims;

                 (ii) waived any material rights, whether or not in the
            ordinary course of business;

                 (iii) entered into any other transaction, except in the
            ordinary course of business, or entered into any transaction with any of the partners of any Seller, or any affiliate of any such partner, relating primarily to the Business or the Assets except in the ordinary course of business in accordance with past practices;

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
                 (iv) suffered any material damage, destruction or casualty loss with respect to the Assets, whether or not covered by insurance;

                 (v) made any distribution of any of the Assets to any
            partner of any Seller or any affiliate of such partner;

                 (vi) except as disclosed in writing by Sellers to Purchaser, obligated itself or the Business to give free or reduced price service to customers with respect to the Business other than promotions offered in the ordinary course of business and set forth on SCHEDULE 5.05(a) or occasionally free and temporary price reductions, entered into any agreement with any governmental or regulatory authority granting the authorization to freeze fees charged to customers of the Business; or

                 (vii) entered into any agreement or understanding to do any of the foregoing.

    SECTION 7.17. SUBSCRIBERS/AGENTS. SCHEDULE 7.17 attached hereto sets forth (a) the number of subscribers in service for each Cellular System as of a date within 5 days prior to the date hereof and (b) a list (categorized by each Cellular System) of all agents who sell cellular telephone equipment and/or service on behalf of any Seller as of the date hereof, together with such agent's address and the number of gross activations produced by each agent from January 1, 1996 to September 30, 1996.

    SECTION 7.18. INSURANCE. Sellers have delivered previously to Purchaser all policies of title, liability, fire, worker's compensation and other forms of insurance (including bonds) which insure against risks and liabilities to an extent and in a manner customary in the cellular industry and which are adequate to provide coverage against risks of a material nature to which each Seller would normally be exposed in the operation of the Business. All such insurance policies and binders are in full force and effect. Sellers have complied in all material respects with each of such insurance policies and binders and have not failed to give any notice or present any claim thereunder in a due and timely manner. There are no outstanding unpaid claims under any of such insurance policies or binders and Sellers have not received any notice of cancellation or non-renewal of any such policy or binder. There is no inaccuracy in any application for such policies or binders which would reasonably be expected to materially adversely affect coverage

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

thereunder. No insurance carrier has canceled or reduced any insurance coverage for Sellers or has given any notice or other indication of its intention to cancel or reduce any such coverage. All premiums due and payable under any such insurance policies or binders of Sellers have been duly paid or accrued to the extent taken into account in the Working Capital Adjustment.

    SECTION 7.19. BROKERS. Except for Morgan Stanley & Co. Incorporated, neither Seller has engaged any agent, broker or other person acting pursuant to the express or implied authority of any Seller which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.

    SECTION 7.20. UNDISCLOSED LIABILITIES. Neither Seller has any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not reflected or reserved against the August Balance Sheet except for liabilities and obligations that have arisen in the ordinary and usual course of business and consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or not caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

    SECTION 7.21. PRICING OF SERVICES. SCHEDULE 7.21 sets forth a description of all rate plans currently offered to subscribers of each Cellular System.

    SECTION 7.22. PROPRIETARY RIGHTS. Sellers lawfully possess, and (except for rights with respect to the "CellularOne" trademarks and trade names and the software licenses utilized by Sellers for fraud protection) the Assets will include, all intellectual property rights that are necessary to the conduct of the Business.

    SECTION 7.23. ACCOUNTS RECEIVABLE AND BAD DEBTS. All notes and accounts receivable of Sellers shown on the August Balance Sheet or thereafter acquired were or (to the extent not heretofore collected) are valid and genuine, were acquired in the ordinary course of business and are subject to no asserted counterclaims, defenses or setoffs (subject to reserves therefor as will be taken into account in the determination of Current Assets at Closing in accordance with Section 5.05). SCHEDULE 7.23 attached hereto sets forth a true, complete and accurate list as of the end of the most recent normal billing cycle of each Cellular System listing the total amounts of subscriber receivables and the aging of such subscriber receivables based on the following Schedule: 0-30 days, 31-60 days, 61-90 days and over 90 days, from the date thereof.

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

    SECTION 7.24. PRODUCT INFORMATION. Sellers have not sold and do not have in their inventory any refurbished telephone handsets. SCHEDULE 7.24 sets forth a list of manufacturers of telephone handsets presently in Sellers' inventory.

    SECTION 7.25. CERTAIN BUSINESS RELATIONSHIPS WITH SELLERS. Except as set forth in SCHEDULE 7.25 attached hereto, none of the partners of the Sellers and their affiliates have been involved in any business arrangement or relationship with any Seller within the past 12 months.

                                     ARTICLE VIII
                       PURCHASER'S AND DOBSON'S REPRESENTATIONS

    Purchaser and Dobson hereby jointly and severally represent, warrant, covenant and agree, which representations, warranties, covenants and agreements, together with all other representations, warranties, covenants and agreements of Purchaser and Dobson in this Agreement, shall survive the execution and delivery of this Agreement and the payment of the Purchase Price hereunder until June 30, 1998, that:

    SECTION 8.01. ORGANIZATION; QUALIFICATION. Each of Purchaser and Dobson is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Purchaser has all power and authority to (i) own and operate its properties, (ii) carry on its business as it is now being conducted, and (iii) carry out the transactions contemplated by this Agreement and to own and operate the Assets and the Business, subject to obtaining all necessary consents required for the transfer by Sellers of the Assets.

    SECTION 8.02. CONSENTS; AUTHORIZATION; EXECUTION AND DELIVERY OF AGREEMENT. All necessary consents and approvals have been obtained by Dobson and Purchaser for the execution and delivery of this Agreement. The execution and delivery of this Agreement by each of Purchaser and Dobson has been duly and validly authorized and approved by all necessary corporate action. Each of Purchaser and Dobson has full power and authority to execute and deliver and perform its obligations under this Agreement. This Agreement is a valid and binding obligation of Purchaser and Dobson, enforceable against it in accordance with its terms.

    SECTION 8.03. LITIGATION AND LEGAL PROCEEDINGS. There is no outstanding judgment against Purchaser or Dobson and there is no litigation, proceeding or investigation pending, or, to Purchaser's or Dobson's knowledge, threatened, against Purchaser or Dobson or their assets

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

which individually or in the aggregate would, if adversely determined, result in a material adverse change in the business condition (financial or otherwise), properties, prospects or assets of Purchaser or Dobson or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser or Dobson.

    SECTION 8.04. BROKERS. Except for Daniels & Associates, neither Purchaser nor Dobson has engaged any agent, broker or other person acting pursuant to the express or implied authority of Purchaser or Dobson which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.

    SECTION 8.05. COMPLIANCE WITH LAWS. Each of Purchaser and Dobson is currently complying with and has so complied with, and is not in default under or in violation of, and neither of its respective businesses nor any of their respective assets nor the operation or maintenance thereof, contravenes in any respect any statute, law (including environmental or employment laws), ordinance, decree, order, rule, regulation of any governmental body applicable to its assets or its business, including, without limitation, rules and regulations of the FCC.

    SECTION 8.06. FCC MATTERS. Each of Purchaser and Dobson is fully qualified under the Communications Act to be an FCC licensee, and to be approved as the assignee of the FCC Authorizations. Each of Purchaser and Dobson knows of no reason why the FCC will not grant its consent to the assignment of the FCC Authorizations from Sellers and KCCGP, as applicable, to Purchaser. Neither Purchaser, Dobson, nor any "real party in interest" (as defined by Section 22.13 of the FCC's rules) (i) has had the FCC deny an application for an authorization, (ii) has had the FCC revoke an authorization granted to it, or
(iii) has been the subject of an investigation by the FCC.

    SECTION 8.07. FINANCIAL ABILITY TO CLOSE. Each of Purchaser and Dobson specifically represents and warrants to Sellers that Dobson and Purchaser at Closing will have the financial ability to perform their respective obligations under this Agreement. Furthermore, each of Purchaser and Dobson specifically agrees with Sellers that the obligation of Purchaser and Dobson to consummate the transactions contemplated hereby is not subject to any financing contingency.

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

                                      ARTICLE IX
                    SELLERS', DOBSON'S, AND PURCHASER'S COVENANTS

    SECTION 9.01.  FINANCIAL STATEMENTS AND CELLULAR SYSTEM INFORMATION.
Sellers covenant and agree that during the period after the execution of this Agreement and prior to the Closing, Sellers shall provide Purchaser, within 21 days of the end of each calendar month, each Seller's unaudited balance sheet and income statement for such month ("Interim Financial Statements"). The Interim Financial Statements will be true and correct in all material respects, will be prepared using the same accounting methods and procedures as used in the preparation of the Historical Financial Statements except for the absence of footnotes, subject to normal recurring adjustments, and will present fairly the financial position of each Seller at the date indicated and the results of such Seller's operations for such period. Sellers also shall provide Purchaser within 21 days of the end of each calendar month (i) a comparison of the results of each Seller's income from operations for such month as reflected in the Interim Financial Statements to the amount budgeted for such month and the year to date (as reflected in the Budget delivered to Purchaser, a copy of which is annexed hereto as SCHEDULE 9.01 (the "Operating Budget"), (ii) the number of subscribers on each Cellular System at the beginning and end of such month with a comparison to the Operating Budget, (iii) an accounts receivable aging report for each Cellular System, (iv) a description of the amount and purpose of the System Capex for such month with a comparison to the Budget and (v) other reports generated by the Sellers' billing system as reasonably requested by Purchaser.

    SECTION 9.02. GOVERNMENTAL APPROVALS. (a) Each of Dobson and Purchaser covenants and agrees that it will fully cooperate with Sellers, and do all things reasonably necessary to assist Sellers to obtain all consents and approvals necessary for assignment to Purchaser of the FCC Authorizations, including the furnishing of financial and other information specifically with respect to Dobson or Purchaser reasonably required by the Person whose consent or approval is being sought. Sellers shall use all reasonable efforts to provide adequate prior written notice to Purchaser of any meeting with governmental authorities the purpose of which is to seek a consent or approval to the transactions contemplated hereby, and Purchaser shall use all reasonable efforts to furnish a representative to attend meetings with appropriate government authorities for the purpose of obtaining such consents or approvals. Each of Purchaser and Sellers hereby agrees to file the necessary Form(s) 490 and 702 with the FCC transferring or assigning control of the FCC Authorization for the Business to Purchaser and diligently pursue

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

the processing of the assignment of the FCC Authorization to Purchaser and to file for all other necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement within five business days of the date of execution of this Agreement to the extent any such filings have not been made prior to the date of execution of this Agreement. Sellers and Purchaser shall share equally all filing fees in connection with any filings pursuant to this Section 9.02(a).

              (b) Sellers and Purchaser shall each cooperate and use their reasonable best efforts to prepare and file with the Federal Trade Commission and the Department of Justice and other regulatory authorities as promptly as possible all requisite applications and amendments thereto together with related information, data and exhibits necessary to satisfy the requirements of the Hart-Scott-Rodino Antitrust Improvements Act ("Hart-Scott Act"). Sellers and Purchaser shall share equally all filing fees in connection with any filings pursuant to this Section 9.02(b).

              (c)(i) Sellers shall, at their sole expense, undertake to obtain (or modify, if appropriate) licenses, permits or authorizations for the microwave facilities listed on SCHEDULE 7.09; (ii) if licenses, permits or authorizations are obtained (or modified, as appropriate) for the microwave facilities listed on SCHEDULE 7.09, Purchaser and Sellers shall cooperate in the preparation and submission of any filings necessary to obtain FCC consent to assign such licenses, permits or authorizations to Purchaser (including, if requested by the FCC, any amendments to such filings to have such licenses, permits or authorizations issued directly in the name of Purchaser); (iii) in the event that Sellers have not obtained, or the FCC has not granted its consent to the assignment of, such licenses, permits or authorizations to Purchaser before Closing, Purchaser and Sellers shall cooperate to obtain a Special Temporary Authority permitting Purchaser to operate the microwave facilities listed on SCHEDULE 7.09 on a temporary basis; and (iv) in the event that the Special Temporary Authority is obtained, Purchaser and Sellers shall cooperate after the Closing in obtaining FCC consent to the assignment to Purchaser of such licenses, permits or authorizations on a permanent basis. Sellers shall not enter into any agreements or understandings with any party relating to the microwave facilities listed on SCHEDULE 7.09 without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

    SECTION 9.03. THIRD PARTY CONSENTS; CLOSING CONDITIONS. (a) Purchaser and Dobson and Sellers covenant and agree that each of them will reasonably cooperate with each other, and Purchaser and Dobson will do all things reasonably necessary to assist Seller, to obtain all

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

consents and approvals necessary for the transfer or assignment to Purchaser of the Assumed Contracts, including the furnishing of financial and other information specifically with respect to Dobson, Purchaser, their affiliates, or Sellers, as the case may be, reasonably required by the Person whose consent or approval is being sought. Notwithstanding the foregoing, to the extent that any Assumed Contracts listed on SCHEDULE 2.01(a) to be sold, assigned, transferred or conveyed to Purchaser, or any claim, right or benefit arising thereunder or resulting therefrom (individually, an "Interest" and collectively, the "Interests"), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third Person (including a government or governmental unit), and such approval, consent or waiver has not been obtained, or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof, and such approval, consent or waiver has not been obtained, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof; provided Sellers shall use their reasonable best efforts to provide Purchaser the benefits of any such Interest as provided in Section 18.01(b). Purchaser and Sellers shall use all reasonable efforts to consummate the transactions contemplated hereby.

              (b) Purchaser and Sellers hereby covenant and agree to use all reasonable efforts to satisfy, or assist the other party in satisfying, the closing conditions applicable to the Purchaser in Article X hereof and the Sellers in Article XI hereof prior to the Closing Date.

    SECTION 9.04. AUDIT OF SELLERS' 1996 FINANCIAL STATEMENTS.

    Purchaser and Sellers covenant and agree as follows:

    (a) As soon as reasonably practical after December 31, 1996, Ernst & Young LLP ("Sellers' Accountants") shall conduct an audit (the "Audit") of the financial statements of each Seller in accordance with GAAP and generally accepted auditing standards for the 12 month period ending December 31, 1996, including a balance sheet, a statement of income and cash flow, and consistent with past practices.

    (b) As soon as possible after December 31, 1996 Sellers' Accountants shall deliver to Arthur Andersen LLP ("Purchaser's Accountant"), Purchaser and Sellers
(i) the Audit and, based upon such Audit, a calculation of the Cellular Systems combined Operating Cash Flow (as defined in Section 10.10) for the calendar year 1996 certifying the accuracy thereof (the "OCF Calculation").

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

Purchaser's Accountant shall be given reasonable access to the work papers, notes and other data compiled by Sellers' Accountant in connection with the Audit. If the Closing has not occurred by March 31, 1997, Sellers' Accountants shall bring forth the Audit to cover the Other Applicable Period following the same procedures set forth in subparagraphs (a) and (b) above and shall revise the OCF Calculation accordingly for the Other Applicable Period. If either party objects to the OCF Calculation, such party shall within ten (10) calendar days after receipt of the delivery of the OCF Calculation notify the other party in writing of its objection and shall specify the basis for such objection (the "Objection Notice"). Sellers and Purchaser shall attempt to resolve their differences within the ten (10) day period following either party's receipt of any Objection Notice. In the event Purchaser and Sellers are unable to resolve their differences within such ten (10) day period, then, either party may request that the matter be resolved by Price Waterhouse (the "Independent Accountants").

    (c) In submitting a dispute to the Independent Accountant, each of the parties shall furnish, at its own expense, the Independent Accountants and the other party with such documents and information as the Independent Accountants may reasonably request. Each party may also furnish to the Independent Accountants such other information and documents as it deems relevant with the appropriate copies and notification being given to the other party. The Independent Accountants may conduct a conference concerning the disagreements between Sellers and Purchaser at which conference each party shall have the right to present additional documents, materials and other evidence and to have present its or their advisors, accountants or counsel. The Independent Accountants shall promptly render a decision on the issues presented, and such decision shall be final and binding on the parties. The Audit shall not be considered completed for purposes of the Closing until all disputes have been finally resolved by the parties or the Independent Accountants.

    (d) Fees and expenses of the Audit shall be split evenly between Purchaser and Sellers, and the fees and expenses of the Independent Accountants relating to the matters provided for in this Agreement shall be split evenly between Sellers and Purchaser.

    (e) In the event Purchaser requires additional audits (other than the Audit) of Sellers' financial statements or any financial services in connection with its financing arrangements, Purchaser shall bear all fees and expenses of such additional audits and financial services.

    SECTION 9.05. ACCESS. (a) Purchaser shall have the right, itself or through its representatives, during normal business hours, after reasonable notice (which may be oral) to

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

Bruce Hernandez or Michael Kalogris, and without undue disruption to Sellers' normal business activities, to inspect the Assets and properties of Sellers and to inspect and make abstracts and reproductions of all books and records of Sellers including, without limitation, applications and reports to the FCC, all financial information relevant to the determination of Operating Cash Flow, employee records, and engineering and environmental reports and Sellers shall furnish Purchaser with such information respecting the Assets and Business and financial records as Purchaser may, from time to time, reasonably request. Purchaser agrees to provide either Bruce Hernandez or Michael Kalogris with prompt written notice if Purchaser determines that, based upon information provided to Purchaser or through its own investigation, any of the Sellers is in breach of any representation, warranty or covenant of Sellers set forth in this Agreement.

    (b) Sellers acknowledge and agree, subject to any restrictions placed thereon by an owner or lessor of any real property involved, that Purchaser may commission, at Purchaser's cost and expense, a so-called "Phase I" site assessment of the Assets (the "Phase I Assessment"). If the Phase I Assessment indicates that a so-called "Phase II" assessment (the "Phase II Assessment") or other additional testing or analysis of the Assets is advisable, the Purchaser may elect to cause its agents to conduct such testing and analysis. Any such additional testing and analysis Purchaser elects to conduct will be diligently pursued and completed. Sellers will comply with any reasonable request for information made by Purchaser or its agents in connection with any such investigation. Sellers covenant that any response to any such request for information will be complete and correct in all material respects. Sellers will afford Purchaser and its agents access to all operations of the Sellers at all reasonable times after reasonable notice to Bruce Hernandez or Michael Kalogris and in a reasonable manner in connection with any such investigation subject to any required approval of Sellers' landlords, which approval Sellers will use reasonable best efforts to obtain. Should Purchaser commission such an investigation, such investigation will have no effect upon the representations and warranties made by Sellers to Purchaser under this Agreement except that if any Phase I or Phase II uncovers an environmental condition which then comprises a breach of Sellers' representations or warranties herein, Sellers shall not have breached such representation or warranty if Sellers cure such breach in accordance with the provisions of this Agreement. Notwithstanding the foregoing to the contrary, if the aggregate estimated remediation costs for matters disclosed in the Phase I or Phase II assessments exceed $1,000,000, then either Sellers or Purchaser may elect to terminate this Agreement; PROVIDED, however, that if Sellers elect to terminate this Agreement pursuant to this Section 9.05(b), Sellers shall pay Purchaser the Purchaser's allocable share of out-of-pocket costs and expenses resulting from termination of this Agreement, including, without limitation,


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

reasonable attorney's and accountant's fees and expenses and expenses incurred by Purchaser in obtaining financing commitments necessary to pay the Purchase Price. Purchaser will provide Sellers a copy of the Phase I Assessment (and, if conducted, the Phase II Assessment) and any other reports related to such investigation as soon as they are available to Purchaser.

    (c) Sellers shall allow Purchaser the opportunity to conduct an engineering review of the Assets to confirm that the Assets comply with the FCC Authorizations and the regulations of the FCC and are otherwise in good condition and repair, reasonable wear and tear excepted.

    SECTION 9.06. CONDUCT OF BUSINESS. From and after the date hereof, each Seller shall:

       (a) operate the Cellular Systems in accordance with the FCC Authorizations, and comply in all material respect with all laws, rules and regulations applicable to them, including the regulations of the FCC;

       (b) except as disclosed on SCHEDULE 2.03(c), and except for inventory sold in the ordinary course of business, refrain from making any sale, lease, transfer or other disposition of any of the Assets other than in connection with replacements with assets of like use and value, or with the prior written approval of Purchaser, which approval will not be unreasonably withheld;

       (c) refrain from modifying, amending or altering in any material respect, or terminating any of the Assumed Contracts, and from waiving or canceling any default or breach or modifying, altering or terminating any right or asset relating to or included in the Assets without Purchaser's prior written approval, which approval will not be unreasonably withheld;

       (d) maintain insurance on the Assets comparable to that maintained prior to the date hereof, and use the proceeds of any claims for loss under such policies, together with such other funds as may be required, to repair, replace, or restore to their former condition any Assets which may be damaged by fire or other casualty, all as soon as reasonably possible;

       (e) maintain its books and records in accordance with prior practice; maintain all of its property and assets in their present condition, ordinary wear and tear excepted; maintain supplies of inventory and spare parts consistent with past practice; and otherwise operate its business in the ordinary course in accordance with past practices;

        (f) refrain from changing each Cellular System's agents' commission rate, sales practices (including the quality of the credit of subscribers contracting for cellular telephone service) or marketing practices without Purchaser's approval, which approval will not be unreasonably withheld;

        (g) except for annual increases in compensation (not to exceed 5% in the aggregate), refrain from increasing the compensation payable or to become payable to any employee or agent without Purchaser's approval, which approval will not be unreasonably withheld;

         (h) refrain from entering into any contract or renewal of any existing contract for the employment of any employee or agent of such Seller other than "at-will" employees and agents;

         (i) use all reasonable efforts to (x) keep its business organization intact, (y) retain the services of the key employees of the Cellular Systems, and (z) maintain good relationships with its employees, suppliers, advertisers, subscribers, agents and others having business relations with it, in each case in accordance with past practices;

        (j) refrain from changing its partnership agreement in any way which would materially adversely affect its power or authority to enter into and perform this Agreement, or which would otherwise materially adversely affect its performance of this Agreement;

        (k) continue to advertise, promote and market the Cellular Systems and their services in a manner consistent with past practice, and in any event from the date hereof through the Closing, spend on advertising, marketing and promotion, on an aggregate basis from the date hereof to the Closing, the amounts set forth in the Operating Budget.

        (l) refrain from subjecting any of the Assets to any new Lien other than Permitted Liens;

        (m) refrain from doing or omitting to do any act which will cause a material breach of, or material default under, or termination of (except in accordance with its terms), any contract, agreement,


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

    lease, commitment, or obligation to which a Seller is a party or by which it is bound and which is to be assumed by Purchaser hereunder;

        (n) provide to the Purchaser, concurrently with filing thereof, copies of all reports to and other filings with the FCC;

        (o) not permit any of the FCC Authorizations to expire or to be surrendered or voluntarily modified in a matter adverse to the Business, or take any action which would reasonably be expected to cause the FCC Authorizations or any other governmental authority to institute proceedings for the suspension, revocation or limitation of rights under any of the FCC Authorizations; or fail to prosecute with due diligence any pending applications to any governmental authority;

        (p) notify Purchaser in writing promptly after learning of the institution or threat of any material action against such Seller in any court, or any action against such Seller before the FCC or any other governmental agency, and notify Purchaser in writing promptly upon receipt of any administrative or court order relating to the Assets or the Business;

        (q) if Sellers deem it to be prudent promptly replace any employee who leaves the employ of any of the Cellular Systems; notify Purchaser of the hiring of any new employees, any material change in job function, and termination of any employees;

        (r) pay or cause to be paid or provide for all Taxes of or relating to such Seller, the Assets and the employees required to be paid to city, county, state, Federal and other governmental units up to the Closing Date;

        (s) refrain from taking any action not in such Seller's usual course of business regarding the Cellular Systems or the Assets without Purchaser's prior approval, which approval shall not be unreasonably withheld; and

        (t) subject to the provisions of Section 9.08 cooperate with Purchaser in connection with Purchaser's efforts to identify the current employees of such Seller that Purchaser would like to hire following the Closing consistent with all applicable federal, state and/or local employment laws, rules and regulations.

    SECTION 9.07. NO SHOPPING. Prior to November 21, 1996 none of Sellers nor any of their affiliates, advisors or representatives shall, directly or indirectly, solicit, encourage or initiate any contact with, negotiate with, or provide any information to, endorse or enter into any agreement with respect to, or take any other action to facilitate any person or group, other than Purchaser and its representatives, concerning any inquiries or the making of any proposals concerning any merger, sale of all or substantially all of the Assets, acquisition of a substantial equity interest in either Seller or any similar transaction involving either Seller (collectively an "Acquisition Proposal").

    SECTION 9.08. EMPLOYEES; EMPLOYEE COMPENSATION. At least thirty (30) days prior to the Closing Date, Purchaser shall provide written notice to Sellers identifying any employees of Sellers listed on Schedule 7.13 to whom Purchaser does not intend to extend offers of employment. Nothing contained in this Agreement shall confer upon any such employee any right with respect to continued employment by Sellers or Purchaser. No provision of this Agreement shall create any third-party rights in any such employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such employee by Purchaser or under any benefit plan that Purchaser may maintain.

    SECTION 9.09. RESTRICTIONS ON CERTAIN ACTIONS. From the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement, each of Purchaser and Dobson will not, and each of Purchaser and Dobson will use its best efforts to ensure that all persons whose actions or ownership interests would be attributable to Purchaser or Dobson under the Communications Act will not, in any manner, directly or indirectly, solicit, initiate, encourage or participate in applications, bids, purchases or negotiations with respect to the acquisition of any interest in an FCC license, permit, approval or authorization that, if consummated, would have the effect under the Communications Act of preventing or delaying Purchaser or Dobson from consummating the acquisition of the Purchased Assets as contemplated by this Agreement.

    SECTION 9.10. SUPPLEMENTAL DISCLOSURE. Sellers shall have the right from time to time prior to the Closing Date to supplement in writing the Schedules hereto with respect to any matter hereafter arising that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto; provided, however, that no such supplemental disclosure shall be deemed to cure any breach of any representation or warranty of

Sellers made in this Agreement unless Purchaser fails to object in writing to Sellers to any such supplemental disclosure within ten (10) business days after Purchaser's receipt thereof.

    SECTION 9.11. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Each of Purchaser and Dobson acknowledges and agrees that Sellers do not make, and have not made, any representations or warranties relating to Sellers, the Business or the Assets other than the representations and warranties of Sellers expressly set forth in this Agreement. Without limiting the generality of the disclaimer set forth in the preceding sentence, Sellers do not make, and Sellers, their officers, employees and agents have not made, and shall not be deemed to have made any representations or warranties in the Confidential Offering Memorandum dated September 1995, and any supplements or addenda thereto (collectively, the "Offering Memorandum"), any presentation relating to Sellers, the Business or the Assets given in connection with the transactions contemplated by this Agreement, in any filing made by or on behalf of Sellers with any governmental agency or in any other information provided to or made available to Purchaser or Dobson, and no statement contained in the Offering Memorandum, made in any such presentation, made in any such filing or contained in any such other information shall be deemed to be a representation or warranty of Sellers hereunder or otherwise. No person has been authorized by Sellers to make any representation or warranty in respect of Sellers, the Business or the Assets in connection with the transactions contemplated by this Agreement that is inconsistent with or in addition to the representations and warranties of Sellers expressly set forth in this Agreement.

    SECTION 9.12.  GUARANTY BY DOBSON OF PURCHASER'S OBLIGATIONS.  Subject to
Section 5.02 hereof, Dobson agrees to take all action necessary or appropriate to cause and enable Purchaser to perform all of its covenants, obligations and agreements under this Agreement. In addition, subject to the cap in Section
5.02 on amounts which Sellers may recover from Purchaser and Dobson for breaches of their obligations under this Agreement, Dobson hereby irrevocably, absolutely and unconditionally guarantees as surety the prompt and full discharge by Purchaser of all of Purchaser's covenants, obligations and agreements under this Agreement, including the due and punctual payment of all amounts that are or may become due and payable by Purchaser hereunder when and as the same become due and payable (collectively, "Purchaser Obligations"), in accordance with the terms hereof. Dobson acknowledges and agrees that, with respect to all Purchaser Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Purchaser. Notwithstanding anything to the contrary set forth in this Section 9.12, Dobson shall in no event be liable for Purchaser
Obligations in an amount in excess of $3.75 million (i.e. the amount in the Deposit Escrow) except as otherwise set forth in Section 13.05(b).

    SECTION 9.13. RESCISSION. If (i) Purchaser waives the Final Order condition set forth in Section 10.04, (ii) the transactions contemplated hereby are consummated prior to the receipt of such Final Order, (iii) the FCC's consent to the assignment of the Cellular Authorizations is subsequently withdrawn and (iv) the parties are legally obligated to rescind the transactions, then the parties shall rescind the transactions in a manner that puts each party in the position it would have been as of the Closing Date had the transactions contemplated hereby not been consummated. Purchaser further covenants that in such event it will transfer, assign and deliver the Assets to Sellers in substantially the same condition (normal wear and tear excepted) as the Assets existed on the Closing Date, and Purchaser will replace any Assets that were sold, disposed of, lost or destroyed prior to such Recision.


                                      ARTICLE X
               CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

    The obligation of Purchaser under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Purchaser (provided that if any condition shall not have been satisfied due primarily to the actions or inaction of Purchaser or Dobson or any of their affiliates that constitutes a breach of this Agreement, such condition shall be deemed to have been satisfied or waived by Purchaser):

    SECTION 10.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties made by Sellers in this Agreement shall be true and correct at and as of the Closing except for such breaches which, in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect (as defined below). Sellers shall have complied with and performed all of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing except for such noncompliances which, in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect. Purchaser shall have been furnished with a certificate or certificates of Horizon G.P., Inc., a Delaware corporation ("Horizon Corporate"), dated as of the Closing, certifying to the fulfillment of the foregoing conditions. As used in this Agreement, the term "Material Adverse Effect" means a material adverse effect on the Business taken as a whole; provided, however, that neither (i) the effects of any events, circumstances or conditions resulting solely from changes, developments or circumstances in worldwide or national conditions (political, economic, or regulatory) that adversely affect generally the markets where the Cellular Systems are operated or affect generally industries engaged in the telecommunications business (including proposed legislation or regulation by any governmental or regulatory body or the introduction of any technological changes in the telecommunications industry), or adversely affect a broad group of industries generally, nor
(ii) any effects of competition resulting from the offering of Personal Communication Services will constitute a Material Adverse Effect.

    SECTION 10.02. PARTNER RESOLUTIONS. Each Seller shall deliver to Purchaser copies of the resolutions of the board of directors of Horizon Corporate authorizing the execution, delivery and performance of this Agreement by such Seller and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an officer of Horizon Corporate.

    SECTION 10.03. INCUMBENCY CERTIFICATE. Purchaser shall have received a certificate or certificates of an officer of Horizon Corporate, certifying as to the genuineness of the signatures of officers of Horizon Corporate authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such officers.

    SECTION 10.04. THIRD PARTY CONSENT; FCC; HART-SCOTT ACT. Sellers shall have delivered to Purchaser such instruments, material consents and approvals of third parties (the form and substance of which shall be reasonably satisfactory to Purchaser) as are necessary to assign to Purchaser without modification thereof, as of the Closing, the Assets and the Assumed Contracts (such material consents being set forth on SCHEDULE 10.04) and Purchaser shall have obtained all FCC Authorizations necessary for the consummation of the transactions contemplated by this Agreement. Prior to assignment, the FCC shall have issued
(i) a Final Order granting the FCC's consent to the assignment of the Cellular Authorizations to Purchaser and (ii) a Special Temporary Authority granting FCC's consent to Purchaser to operate the microwave facilities that are the subject of the Microwave Authorizations, including authorizations for those facilities listed in SCHEDULE 7.09, each without any material conditions, excepting conditions applied on an industry-wide basis, which the Purchaser reasonably deems to be adverse. Anything herein to the contrary notwithstanding, but subject to the provisions of Section 9.13, the Purchaser shall have the right (in its sole discretion) to waive the requirement set forth in the preceding sentence by delivery to Sellers of a written notice to such effect (the "Finality Waiver Notice"). In addition, all applicable waiting periods under the Hart-Scott
Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the Federal Trade Commission ("FTC") or the United States Department of Justice ("DOJ"). For the purposes of this Agreement, the term "Final Order" shall mean action by the FCC as to which (i) no request for stay by the FCC, as applicable, of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; (ii) no petition for rehearing or reconsideration of the action is pending before the FCC, and the time for filing any such petition has passed; (iii) the FCC, does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the FCC's action, as applicable, is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed. For purposes of this Agreement, the term "Special Temporary Authority" shall mean the applications assigning the Microwave Authorizations to Purchaser have been filed, the public notice period for comments has expired, no petitions to deny the assignment of the Microwave Authorizations to Purchaser are on file and the FCC has either granted such applications or the FCC has granted a special temporary authority permitting the Purchaser to operate the microwave facilities that are the subject of the Microwave Authorizations on a temporary basis.

    SECTION 10.05. DUE DILIGENCE. Purchaser and its agents and representative shall have conducted a satisfactory legal, regulatory and business due diligence review of the Assets, the Business and the Cellular Systems including, without limitation, the Cellular Systems' properties, cellsites, subscriber base and revenue potential, the results of which shall be satisfactory to the Purchaser. Without limiting the generality of the foregoing, Purchaser shall be satisfied that the Assets constitute all assets, licenses and property necessary to the operation of the Cellular Systems as contemplated to be conducted by Purchaser, PROVIDED, HOWEVER, that if Purchaser has not advised Seller in writing prior to the close of business on November 19, 1996 that the results of such due diligence review are not satisfactory, the conditions set forth in this
Section 10.05 shall no longer apply and shall have been satisfied.

    SECTION 10.06. NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the financial condition, assets, business or properties of the Cellular Systems or Assets, from August 31, 1996 to the Closing provided, however, that neither (i) the effects of any events, circumstances or conditions resulting solely from changes, developments or circumstances in worldwide or national conditions (political, economic, or regulatory) that adversely affect generally the markets where the Cellular Systems are operated or affect generally industries engaged in the telecommunications business (including proposed legislation or regulations by any governmental or regulatory body or the introduction of any technological changes in the telecommunications industry), or adversely affect a broad group of industries generally, nor (ii) any effects of competition resulting from the offering of Personal Communications Services shall be deemed to give rise to a material adverse change.

    SECTION 10.07. OPINION OF COUNSEL TO SELLERS. Purchaser shall have been furnished with an opinion of Kleinbard, Bell & Brecker, counsel to Sellers, dated as of the Closing and addressed to Purchaser, and to any institution designated by Purchaser which has provided financing in connection with the transactions contemplated by this Agreement in substantially the form of EXHIBIT E hereto.

    SECTION 10.08. OPINIONS OF FCC COUNSEL TO SELLERS. Purchaser shall have been furnished with opinions of Latham & Watkins, FCC counsel for Sellers, dated as of the Closing and addressed to Purchaser, and to any financial institution designated by Purchaser which has provided the financing in connection with the transactions contemplated by this Agreement, in substantially the form of EXHIBIT F attached hereto.

    SECTION 10.09. SUBSCRIBERS. The aggregate number of "subscribers" (as defined in Section 5.05(a)) on Sellers' Cellular Systems as of December 31, 1996 shall be at least 19,000.

    SECTION 10.10. OPERATING CASH FLOW. The combined "Operating Cash Flow" of the Cellular Systems as of December 31, 1996 shall be at least $5 million or if the Closing occurs after March 31, 1997 and before July 1, 1997, the combined Operating Cash Flow of the Cellular Systems for the 12 month period ending March 31, 1997 shall be at least $5.2 million or if the Closing occurs after June 30, 1997 and before October 1, 1997, the combined Operating Cash Flow of the Cellular Systems for the 12 month period ending June 30, 1997 shall be at least
5.6 million (such twelve month period other then the twelve month period ending December 31, 1996 being referred to as the "Other Applicable Period"). For purposes of this Section 10.09 the term "Operating Cash Flow" means (i) the total operating revenue of the Cellular Systems less (ii) all expenses (other than interest expense, income taxes, depreciation and amortization) related to the ownership and operation of the Cellular System for the calendar year ending December 31, 1996 or the Other Applicable
Period, as the case may be, determined in accordance with GAAP, provided, however, notwithstanding anything in this Agreement or GAAP to the contrary
(A) if the Cellular Systems' gross advertising, marketing and promotional expenses are less than $2,195,676 for the applicable calculation period, the Operating Cash Flow for such period shall be reduced by the dollar amount of such shortfall, (B) employee bonuses related to performance in 1996 shall be accrued in 1996 notwithstanding that they maybe payable in 1997, (C) employee vacation pay shall be accrued in accordance with GAAP during the period earned notwithstanding that vacation pay is paid or vacation days are taken in a subsequent period, (D) the cost and expense needed to cause the Assets to be in good working order and repair consistent with past practices at December 31, 1996 or the Other Applicable Period, as the case may be, shall be accrued as an expense even if such expenditure is deferred (other than the Northern Telecom maintenance agreement which expenses will be amortized over the life of the maintenance agreement), (E) all subscriber acquisition costs, subscriber handset costs and marketing costs shall be accrued as an expense in the period incurred (but in no case later than 90 days) and not capitalized, (F) any reciprocal trade expenses, such as the provision of cellular service in exchange for advertising shall be accrued as an expense,
(G) an accrual for the normal accounting fees consistent with past practices,
(H) any expenses related to the normal operations of a cellular system (including insurance, legal, accounting, payroll and fringe benefits) borne by any affiliate of Sellers and related to the operation of the Cellular
Systems shall be accrued as an expense and (ix) all accounting practices used by Sellers (except as modified by clauses (i-viii) above) shall be consistent with the practices used in preparing the financial statements of the Cellular Systems referred to in Section 7.16 hereof. The Operating Cash Flow of the Cellular Systems shall be determined pursuant to the Audit as provided for in
Section 9.04 hereof.

    SECTION 10.11. ESCROW AGREEMENT. Sellers shall have executed and delivered the Escrow Agreement to Purchaser.


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

                                      ARTICLE XI
                               CONDITIONS PRECEDENT TO
                            SELLERS' OBLIGATION TO CLOSE.

    The obligations of Sellers under this Agreement with respect to the sale of the Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Sellers (provided that if any condition shall not have been satisfied due primarily to the actions or inaction of either Seller or any of their affiliates that constitutes a breach of this Agreement, such condition shall be deemed to have been satisfied or waived by Sellers):

    SECTION 11.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties by Dobson and Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing. Dobson and Purchaser shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement to be performed and complied with by it on or prior to the Closing. Sellers shall have been furnished with a certificate of an officer of Dobson and Purchaser, dated as of the Closing, certifying to the fulfillment of the foregoing conditions.

    SECTION 11.02. DIRECTORS' RESOLUTIONS. Dobson and Purchaser shall deliver to Sellers copies of the resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an authorized officer of Dobson and Purchaser.

    SECTION 11.03. INCUMBENCY CERTIFICATE. Sellers shall have received a certificate of a secretary of Dobson and Purchaser, certifying as to the genuineness of the signatures of representatives of Dobson and Purchaser authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such representatives.

    SECTION 11.04. FCC; HART-SCOTT ACT. The FCC shall have issued an order granting the FCC's consent to the assignment of the Cellular Authorizations to Purchaser and (ii) a Special Temporary Authority granting the FCC's consent to the operation by Purchaser of the microwave facilities that are the subject of the Microwave Authorizations, including authorizations for those facilities listed in SCHEDULE 7.09. In addition, all applicable waiting periods under the Hart-Scott

Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the FTC or DOJ.

    SECTION 11.05. OPINION OF COUNSEL TO DOBSON AND PURCHASER. Sellers shall have been furnished with an opinion of Edwards & Angell, counsel to Dobson and Purchaser, dated as of the Closing and addressed to Sellers in substantially the form of EXHIBIT G hereto.

                                     ARTICLE XII
                                   CASUALTY LOSSES

    In the event that there shall have been suffered between the date hereof and the Closing any casualty loss relating to the Assets or the Business Sellers will promptly notify Purchaser of such event. Sellers shall, at their option,
(i) repair, rebuild or replace the portion of the Assets damaged, destroyed or lost prior to the Closing Date, or (ii) assign to Purchaser at Closing all claims to insurance proceeds or other rights of Sellers against third parties arising from such casualty loss (the "Claims"); PROVIDED, HOWEVER that if such insurance proceeds do not cover the entire casualty loss, then the Sellers shall pay the difference. To the extent any Claim is not assignable, such claim may be pursued by Purchaser, for its own account and benefit, in the name of Sellers.

                                     ARTICLE XIII
                                   INDEMNIFICATION

    SECTION 13.01. INDEMNIFICATION BY SELLERS. (a) Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Purchaser or any information Purchaser may have, but subject to the terms of this Article XIII, Sellers, jointly and severally, agree to indemnify and to hold Purchaser, its shareholders, officers, directors, and employees (the "Indemnified Purchaser Parties") harmless from and against and in respect of any losses (including lost revenues), damages, costs, expenses (including costs of investigations and reasonable attorney fees), suits, demands, judgments and diminutions in value suffered or incurred (collectively, "Losses") by Purchaser arising from or related to:

              (i) Any Nonassumed Liability, whether or not known or asserted at or prior to Closing, relating to or arising from the ownership, operation, control or sale of the Assets of the Cellular Systems or the

         Business other than the Assumed Liabilities, or any other state of facts which existed at or prior to Closing, including fines or forfeitures imposed or threatened to be imposed by the FCC for the operation, at or prior to Closing, of the Cellular Systems or the Business other than the Assumed Liabilities;

              (ii) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Sellers under this Agreement, the exhibits hereto, the Escrow Agreement, the Deposit Escrow Agreement, the Bill of Sale, the Assumption Agreement or in any closing certificate delivered by Sellers to Purchaser pursuant to Article X hereof; and

              (iii) All costs and expenses (including reasonable attorneys' fees) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Purchaser is indemnified against by Sellers in this Agreement.

         (b) In addition and subject to the terms of this Article XIII, Sellers shall indemnify Purchaser against and hold it harmless from any and all Losses which Purchaser may incur by reason of the failure (if any) of Sellers to comply with the Bulk Transfers
    Article of the Uniform Commercial Code of any state.

    SECTION 13.02. INDEMNIFICATION BY DOBSON AND PURCHASER. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Sellers or any information Sellers may have, but subject to the terms of this Article XIII each of Dobson and Purchaser agrees to indemnify and to hold Sellers, and their respective partners and their affiliates, directors, officers, stockholders, employees, representatives and agents harmless from and against and in respect of any Losses incurred by Sellers from:

              (i) All liabilities and obligations of Dobson or Purchaser, and all claims and demands made in respect thereof relating to or arising from, Dobson's or Purchaser's ownership, operation or control of the Assets or the Business after the Closing, including on account of the Assumed Liabilities; and;

              (ii) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Dobson or Purchaser under this Agreement, the exhibits hereto, including the Escrow Agreement, the Deposit Escrow Agreement, the Assumption Agreement or in any closing certificate delivered by Dobson or Purchaser to Sellers pursuant to Article XI hereof; and

              (iii) All reasonable costs and expenses (including reasonable attorneys' fees) incurred by Sellers in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Sellers are indemnified against by Purchaser in this Agreement.

    SECTION 13.03. NOTICE OF CLAIMS; DEFENSE OF THIRD PARTY. Except for claims for indemnification by Purchaser resulting from claims and actions involving a Nonassumed Liability, a party claiming indemnification under this
Article XIII (the "Asserting Party") must promptly notify (in writing and in reasonable detail) the party from which indemnification is sought (the "Defending Party") of the nature and basis of such claim for indemnification not later than June 30, 1998. If such claim relates to a claim, suit, litigation or other action by a third party against the Asserting Party or any fixed or contingent liability to a third party (a "Third Party Claim"), the Defending Party may elect to assume and control the defense of the Third Party Claim at its own expense with counsel selected by the Defending Party from and after such time as the Defending Party unconditionally agrees in writing to accept, as against the Asserting Party, all liabilities on account of such Third Party Claim. Assumption of such liability, as against the Asserting Party, shall not be deemed an admission of liability as against any such third party. Notwithstanding the foregoing, the Defending Party may not assume or control the defense if the named parties to the Third Party Claim (including any impleaded parties) include both the Defending Party and the Asserting Party and representation of both parties by the same counsel (in such counsel's reasonable determination) would be inappropriate due to actual or potential differing interests between them, in which case the Asserting Party shall have the right to defend the Third Party Claim and to employ counsel reasonably approved by the Defending Party, and to the extent the matter is determined to be subject to indemnification hereunder, the Defending Party shall reimburse the Asserting Party for the reasonable costs of its counsel. If the Defending Party assumes liability for the Third Party Claim as against the Asserting Party and assumes the defense and control of the Third Party Claim pursuant to this Section 13.03, the Defending Party shall not be liable for any fees and expenses of counsel for the Asserting Party


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

incurred thereafter in connection with the Third Party Claim (except in the case of actual or potential differing interests, as provided in the preceding sentence), but shall not agree to any settlement of such Third Party Claim which does not include an unconditional release of the Asserting Party by the third party claimant on account thereof, PROVIDED that such requirement shall be deemed waived to the extent that the Asserting Party does not undertake to provide and promptly execute and, concurrently with the delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. If the Defending Party does not assume liability for and the defense of the Third Party Claim pursuant to this
Section 13.03, the Asserting Party shall have the right (i) to control the defense thereof and (ii), if the Asserting Party shall have notified the Defending Party of the Asserting Party's intention to negotiate a settlement of the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder), which notice shall include the material terms of any proposed settlement in reasonable detail, to settle the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder) on terms not materially inconsistent with those set forth in such notice, unless the Defending Party shall have notified the Asserting Party in writing of the Defending Party's election to assume liability for and the defense of the Third Party Claim pursuant to this
Section 13.03 within ten days after receipt of such notice, and the Defending Party promptly thereafter shall have taken appropriate action to implement such defense. The Asserting Party shall not be entitled to settle any such Third Party Claim pursuant to the preceding sentence unless such settlement includes an unconditional release of the Defending Party by the Third party claimant on account thereof, PROVIDED that such requirement shall be deemed waived to the extent that the Defending Party does not undertake to provide and promptly execute and, concurrently with delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. The Asserting Party and the Defending Party shall use all reasonable efforts to cooperate fully with respect to the defense and settlement of any Third Party Claim covered by this Article XIII.

    SECTION 13.04. NON RECOURSE TO SELLERS' PARTNERS. The obligations of Sellers to Purchaser under this Agreement and any related agreements, instruments, documents or certificates are non recourse to Sellers' partners and if Sellers are in default hereof or under such other agreements, instruments, documents or certificates, Purchaser shall not have any recourse to the personal assets of any partner of Sellers, and Purchaser's recourse shall be limited solely (i) prior to Closing, as provided in Section 18.06, and (ii) following Closing, to the Escrow Payment.

    SECTION 13.05. LIMITATIONS. The Defending Party's obligations to indemnify the Asserting Party pursuant to this Article XIII shall be subject to the following limitations:

              (a) No Indemnification shall be required to be made by the Defending Party until the aggregate amount of the Asserting Party's Losses exceeds $500,000 (the "Deductible") and then indemnification shall only be required to be made by the Defending Party to the extent of such Losses that exceed the Deductible; provided, however, the Deductible shall not be applicable to (i) Sellers' obligation to indemnify Purchaser for Non-Assumed Liabilities, (ii) Purchaser's and Dobson's obligation to indemnify Sellers for Assumed Liabilities or (iii) adjustments to the Purchase Price provided for in
Section 5.05.

              (b) No indemnification shall be required to be made by the Defending Party of the amount of the Asserting Party's Losses that is in excess of $3,750,000 except for (i) Sellers' obligation to indemnify Purchaser for Non-Assumed Liabilities and (ii) Purchaser's and Dobson's obligation to indemnify Sellers for Assumed Liabilities, as to which there is no limitation.

              (c) The indemnification obligation of a Defending Party shall be reduced so as to give effect to any net reduction in federal, state, local or foreign income or franchise tax liability realized at any time by the Asserting Party in connection with the satisfaction by the Defending Party of a claim with respect to which indemnification is sought hereunder. The indemnification obligation of a Defending Party shall also be reduced to the extent of any available insurance proceeds; provided, however that such reduction shall not be effective until the Asserting Party has realized the benefit of any such tax reduction or has received any such insurance proceeds. The Defending Party shall pay its indemnification obligations as and when required by this Article XIII and the Asserting Party shall refund to the Defending Party any such amounts determined to be in excess of the Defending Party's obligations due to reductions pursuant to this Section 13.05(c). Additionally, the Asserting Party shall refund promptly to the Defending Party any amount of the Asserting Party's Losses that are subsequently recovered by the Asserting Party pursuant to a settlement or otherwise.

              (d) From and after the Closing Date, the indemnification rights contained in this Article XIII shall constitute the sole and exclusive remedies of the parties hereunder an shall supersede and displace all other rights that either party may have under statute or common law.

                                     ARTICLE XIV
                          CONFIDENTIALITY AND PRESS RELEASES

    SECTION 14.01.  CONFIDENTIALITY.  Each party (in such capacity, a
"Recipient Party") shall hold in strict confidence all documents and information concerning the other (in such capacity, a "Disclosing Party") and its business and properties and, if the transaction contemplated hereby should not be consummated, such confidence shall be maintained, and all such documents and information (in written form) shall immediately thereafter be returned to the Disclosing Party. In furtherance of the foregoing, without the express prior written consent of the Disclosing Party, the Recipient Party shall not, directly or indirectly, disclose, disseminate, publish, reproduce, retain, use (for its benefit or for the benefit of others) or otherwise make available in any manner whatsoever, any such documents or information to anyone except as provided in
Section 14.03. If the Recipient Party breaches, or threatens to commit a breach of, any of the provisions of this Article XIV, the Disclosing Party shall have the right (in addition to any other rights and remedies available at law or in equity) to equitable relief (including injunctions) against such breach or threatened breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to the Disclosing Party and that money damages would not be an adequate remedy.

    SECTION 14.02. PRESS RELEASES. No press release or public disclosure, either written or oral, of the existence or terms of this Agreement shall be made by either Purchaser or Sellers without the consent of the other subject to the provisions of Section 14.03, and Purchaser and Sellers shall each furnish to the other advance copies of any release which it proposes to make public concerning this Agreement or the transactions contemplated hereby and the date upon which Purchaser or Sellers, as the case may be, proposes to make such press release.

    SECTION 14.03. DISCLOSURES REQUIRED BY LAW. This Article XIV shall not, however, be construed to prohibit any party from making any disclosures to any governmental authority that it is required to make by law or from filing this Agreement with, or disclosing the terms of this Agreement to, any institutional lender to such party, or prohibit Sellers, Purchaser or any of their affiliates from disclosing to its investors, partners, accountants, auditors, attorneys, parent company and broker/dealers such terms of this transaction as are customarily disclosed to them in connection with the sale or acquisition of a cellular telephone system; PROVIDED, HOWEVER, that any such party shall be informed of the confidential nature of such information and shall agree to keep such information confidential; and PROVIDED, HOWEVER, that each party shall provide to the other reasonable advance copies of any public release except where the provision of such advance notice is not permissible.

                                      ARTICLE XV
                                     TERMINATION

    SECTION 15.01. BREACHES AND DEFAULTS; OPPORTUNITY TO CURE. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the "Non-Breaching Party") believes the other (the "Breaching Party") to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon the Breaching Party shall have [thirty (30)] days from the receipt of such notice to cure such breach to the reasonable satisfaction of the Non-Breaching Party; PROVIDED, HOWEVER, that if such breach is curable but is not capable of being cured within such period and if the Breaching Party shall have commenced action to cure such breach within such period and is diligently attempting to cure such breach, then the Breaching Party shall be afforded an additional sixty(60) days to cure such breach, PROVIDED, HOWEVER, Purchaser shall have no opportunity to cure the breach of its obligations to deliver any required portion of the Purchase Price to be delivered to Sellers at Closing; and PROVIDED, FURTHER, HOWEVER, that the cure period for a breach shall in no event extend beyond the Outside Date. If the breach is not cured within such time period, then the Breaching Party shall be in default hereunder and the Non-Breaching Party shall be entitled to terminate this Agreement (as provided in Section 15.02). This right of termination shall be in addition to, and not in lieu of, any legal or equitable remedies available to the Non-Breaching Party.

    SECTION 15.02. TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned, by written notice given to the other party hereto, at any time prior to the Closing:

              (a)  by mutual written consent of Sellers and Purchaser;

              (b) by either Purchaser or Sellers, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise permanently prohibiting the sale of the Assets to Purchaser (which Sellers and Purchaser shall have used all reasonable efforts to have lifted or reversed) and such order, decree, ruling or other action shall have become final and nonappealable;

              (c) subject to Section 15.01, by Purchaser, if Sellers shall have breached any of their representations herein and such breaches would reasonably be expected to have a Material Adverse Effect or if Sellers shall have materially breached any of their covenants;

              (d) subject to Section 15.01, by Sellers, if Purchaser or Dobson shall have materially breached any of their representations or covenants herein;

              (e) by either Sellers or Purchaser if the Closing shall not have occurred on or before November 18, 1997 (the "Outside Date"), unless the failure to have the Closing shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing; or

              (f) by either party in accordance with the provisions of Section 9.5(b).

                                     ARTICLE XVI
                                    BROKERS' FEES

    Each party represents and warrants to the other that it shall be solely responsible for the payment of any fee or commission due to any broker or finder it has engaged with respect to this transaction and the other party hereto shall be indemnified for any liability with respect thereto pursuant to Article XIII hereof.

                                     ARTICLE XVII
                                     ARBITRATION

    Any controversy, dispute or claim (collectively, a "Dispute") between the parties arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") then obtaining. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA rules. The arbitration shall be held in Baltimore, Maryland unless the parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction in Baltimore, Maryland; provided however, that nothing contained in this Article XVII shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement during the pendency of the arbitration proceedings. Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over the subject matter hereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve any claim hereunder.

    Any such arbitration will be conducted before three (3) arbitrators, one of which shall be chosen by Sellers, one of which shall be chosen by Purchaser, and the third chosen by the other two arbitrators. The decision of a majority of the arbitrators will be the decision of the arbitrators. The arbitrators shall permit such discovery as they shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Any such discovery shall be limited to information directly related to the controversy or claim in arbitration and shall be concluded within sixty (60) days after appointment of the third arbitrator.

    The prevailing party in any arbitration hereunder shall be entitled to an award of its reasonable costs incurred in connection therewith, including attorneys' fees.

    For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

    Upon the conclusion of any arbitration proceedings hereunder, the arbitrators will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

    The arbitrators chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                                    ARTICLE XVIII
                                    MISCELLANEOUS

    SECTION 18.01. ADDITIONAL INSTRUMENTS OF TRANSFER. (a) From time to time after the Closing, each party shall, if requested by another party, make, execute and deliver such additional assignments, bills of sale, deeds and other instruments, as may be reasonably necessary or proper to carry out the specific provisions of this Agreement, including transfer to Purchaser all of Sellers' right, title and interest in and to the Assets. Such efforts and assistance shall be at the cost of the requesting party.

         (b) Anything in this Agreement to the contrary notwithstanding, Sellers are not obligated to sell, assign, transfer or convey to Purchaser any of their rights and obligations in and to any Interest without first obtaining all necessary approvals, consents or waivers. To the extent any of the approvals, consents or waivers listed on SCHEDULE 10.04 have not been obtained by Sellers as of the Closing and Purchaser elects to proceed with the Closing, Sellers shall, for a period equal to the shorter of twelve months after the Closing, or the remaining term of such Interest, use all reasonable efforts to
(i) obtain the consent of any such third party; (ii) cooperate with Purchaser in any reasonable and lawful arrangements designed to provide the benefits (including, without limitation, the payment to Purchaser of any monies received by Sellers in connection therewith) of such Interest to Purchaser so long as Purchaser performs all obligations with respect to the Interest (and the payment of all expenses in connection therewith); and (iii) enforce, at the request of Purchaser and at the expense and for the account of Purchaser, any rights of Sellers arising from such Interest against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the request of Purchaser); provided, however, that none of Purchaser or Sellers shall be obligated to pay any consideration or other sums therefor (except for filing fees and other ordinary administrative charges and except as set forth above) to the third party from whom such approval, consent or waiver is requested.

    SECTION 18.02. NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered, sent by telecopier, recognized overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

    (i)  If to Purchaser:

              13439 N. Broadway Extension
              Suite 200
              Oklahoma City, Oklahoma  73114
              Attention:  Everett Dobson
              Facsimile No.:  (405) 391-8515

              with a required copy to:

              Edwards & Angell
              2800 Hospital Trust Tower
              Providence, Rhode Island  02903
              Attention:  David K. Duffell, Esq.
              Facsimile No.: (401) 276-6602

    (ii)  If to Sellers:

              101 Lindenwood Drive, Suite 125
              Malvern, PA  19355
              Attention:  Bruce Hernandez
              Facsimile No.: 610-993-2683

              with a required copy to:

              Kleinbard, Bell & Brecker
              1900 Market Street, Suite 700

              Philadelphia, PA  19103
              Attention:  Howard J. Davis, Esquire
              Facsimile No.: 215-568-0140

    Notices delivered personally shall be effective upon delivery against receipt. Notices transmitted by telecopy shall be effective when received, provided that the burden of proving notice when notice is transmitted by telecopy shall be the responsibility of the party providing such notice . Notices delivered by overnight mail shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or 72 hours after mailing, whichever is earlier.

    SECTION 18.03. EXPENSES. Each party shall bear its own expenses and costs, including the fees of any corporate, FCC attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; provided that Sellers and Purchaser shall bear equally FCC, Hart-Scott Act and other governmental filing fees.

    SECTION 18.04. TRANSFER TAXES. Sellers and Purchaser shall bear equally all use, sales and transfer taxes, if any, imposed in connection with the sale and delivery of the Assets acquired by Purchaser under this Agreement. Notwithstanding anything else to the contrary set forth in this Section 18.04, Purchaser shall in no event be responsible in any manner for the payment of any Taxes on any income or gain which Sellers may realize as a result of the sale of the Assets or otherwise related to the transactions contemplated by this Agreement.

    SECTION 18.05. COLLECTION PROCEDURES. From and after the Closing, Purchaser shall have the right and authority, at its expense, to collect for its account all items to which it is entitled as provided in this Agreement and to endorse with the name of the Sellers any checks or drafts received on account of any such items.

    SECTION 18.06. SPECIFIC PERFORMANCE. The parties recognize and acknowledge that in the event Sellers shall fail to perform their obligations under the terms of this Agreement, money damages alone will not be adequate to compensate the Purchaser. The parties, therefore, agree and acknowledge that in the event the Sellers fail to perform their obligations under this Agreement prior to Closing, the Purchaser shall be entitled, in addition to any action for monetary damages, in addition to any other rights and remedies on account of such failure, to specific performance of the terms of this Agreement and of the covenants and obligations hereunder.

    SECTION 18.07. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without application of principles of conflicts of law).

    SECTION 18.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, which consent will not be unreasonably withheld.

    SECTION 18.09. SUCCESSORS AND ASSIGNS. All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

    SECTION 18.10. AMENDMENTS; WAIVERS. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

    SECTION 18.11. ENTIRE AGREEMENT. This Agreement merges all previous negotiations and agreements between the parties hereto, either verbal or written, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement.

    SECTION 18.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile signatures shall be deemed original signatures.

    SECTION 18.13. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any person.

    SECTION 18.14. SECTION HEADINGS. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

    SECTION 18.15. INTERPRETATION. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter.

    SECTION 18.16. FURTHER ASSURANCES. For a period of twelve (12) months after Closing, Sellers agree to provide to Purchaser from time to time any information that Sellers possess with respect to the operation of the Business and Assets prior to the Closing which the Purchaser reasonably requests in the future in connection with the Purchaser's financing efforts now or in the future or in connection with any FCC or other regulatory filing.

    SECTION 18.17. THIRD PARTIES. Nothing herein, expressed or implied, is intended to or shall confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    SECTION 18.18  CERTAIN DEFINED TERMS.  As used in this Agreement the term
(a) "to Sellers' knowledge" or any similar phrase means the actual knowledge of one of the Executive Officers or R.A. Robinson, the general manager of the Cellular Systems and (b) "Executive Officers" shall mean Messrs. Michael E. Kalogris, Steven R. Skinner and Bruce M. Hernandez.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

                                  SELLERS:

                                  HORIZON CELLULAR TELEPHONE COMPANY
                                       OF HAGERSTOWN, L.P.

                                  By:  KCCGP, L.P., its general partner
                                  By:  Horizon G.P., Inc., its general partner



                                  By:     Bruce M. Hernandez
                                     ------------------------------
                                           Title:  President


                                  CUMBERLAND CELLULAR PARTNERSHIP

                                  By:  Horizon Cellular Telephone Company of
                                           Cumberland, L.P., its managing
                                           general partner
                                  By:  KCCGP, L.P., its general partner
                                  By:  Horizon G.P., Inc., its general partner



                                  By:     Bruce M. Hernandez
                                     ------------------------------
                                           Title:  President


                                  PURCHASER:

                                  DOBSON CELLULAR OF MARYLAND, INC.

                                  By:     Everett R. Dobson
                                     ------------------------------
                                          Everett Dobson
                                          President



                                  GUARANTOR:

                                  DOBSON COMMUNICATIONS CORPORATION



                                  By:     Everett R. Dobson
                                     ------------------------------
                                          Everett Dobson
                                          President

                   AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT


    This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT ("Amendment") is dated as of January 17, 1997 among Horizon Cellular Telephone Company of Hagerstown, L.P., a Delaware limited partnership ("HCTC"), Cumberland Cellular Partnership, a Pennsylvania general partnership ("CCP" and together with HCTC, "Sellers"), Dobson Communications Corporaiton, an Oklahoma Corporation ("Dobson"), and Dobson Cellular of Maryland, Inc., an Oklahoma corporation and wholly-owned subsidiary of Dobson ("Purchaser").

    BACKGROUND. Sellers, Dobson and Purchaser are parties to that certain Asset Purchase Agreement dated as of November 19, 1996 (the "Purchase Agreement"). The parties desire to amend the Purchase Agreement as provided herein. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.

    NOW, THEREFORE, in consideration of the foregoing Background, the mutual promises and agreements made herein and inn the Purchase Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

    1. CUMBERLAND PHASE II AUCTIONS. CCP was the winning bidder at certain auctions conducted by the FCC relating to certain unserved areas near Cumberland, MD (the "Cumberland Phase II Auction Area"). CCP agrees to transfer to Purchaser at closing all of CCP's right, title and interest (including any FCC Authorizations) with respect thereto (which, subject to the provisions contained herein, shall constitute Assets as provided in the Purchase Agreement). In consideration therefor, Purchaser shall pay to Seller at Closing the amount of $12,000 in connection with such auctions, and Purchaser shall assume all liabilities and obligations of CCP with respect thereto (which shall constitute Assumed Liabilities as provided in the Purchase Agreement), including the payment of any deposits or other payments required after the Closing Date. Notwithstanding anything to the contrary contained herein or in the Purchase Agreement, (i) CCP's conveyance of its right, title and interest in and to the Cumberland Phase II Auction Area to Purchaser shall be made on an "AS-IS" basis without any representations or warranties by Sellers of any kind or nature, (ii) CCP's failure to acquire any rights with respect to the Cumberland Phase II Auction Area shall not constitute a failure of any condition precedent to Purchaser's obligation to close as set forth in ARTICLE X of the Purchase Agreement, and (iii) no FCC authorization granted in connection with such auctions shall be required to have been granted by Final Order as required by SECTION 10.04 of the Purchase Agreement.

    2. INDEMNITY. Purchaser and Dobson agree to indemnify Seller, in accordance with the terms of ARTICLE XIII of the Purchase Agreement, for any Losses incurred by Sellers in connection with CCP's participation in the auctions.

    3. MISCELLANEOUS. Except for the modifications stated above, all other terms and conditions of the Purchase Agreement and the Deposit Escrow Agreement shall remain the same and continue in full force and effect and shall constitute the legally valid and binding obligations of the parties thereto enforceable in accordance with their terms.

    IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                             HORIZON CELLULAR TELEPHONE COMPANY OF
                             HAGERSTOWN, L.P.
                              By:  KCCGP, L.P., its general partner
                              By:  HORIZON G.P., INC., its  general partner


                              By:     Bruce M. Hernandez
                                 -------------------------------
                                  Bruce M. Hernandez, Vice President


                              CUMBERLAND CELLULAR PARTNERSHIP
                              By:  HORIZON CELLULAR TELEPHONE COMPANY
                              OF CUMBER LAND, L.P., its managing general partner


                              By:     Bruce M. Hernandez
                                 -------------------------------
                                  Bruce M. Hernandez, Vice President

                             DOBSON CELLULAR OF MARYLAND, INC.


                             By:     Everett R. Dobson
                                -------------------------------
                                 Name:  Everett R. Dobson
                                 Title:  Chairman


                             DOBSON COMMUNICATIONS CORPORATION


                             By:     Everett R. Dobson
                                -------------------------------
                                 Name:  Everett R. Dobson
                                 Title:  President

                    AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT


    This AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT ("Amendment") is dated as of February 6, 1997 among Horizon Cellular Telephone Company of Hagerstown, L.P., a Delaware limited partnership ("HCTC"), Cumberland Cellular Partnership, a Pennsylvania general partnership ("CCP" and together with HCTC, "Sellers"), Dobson Communications Corporation, an Oklahoma corporation ("Dobson"), and Dobson Cellular of Maryland, Inc., an Oklahoma corporation and wholly-owned subsidiary of Dobson ("Purchaser").

    BACKGROUND.  Sellers, Dobson and Purchaser are parties to that certain
Asset Purchase Agreement dated as of November 19, 1996, as amended by that certain Amendment No. 1 to Asset Purchase Agreement dated as of January 17, 1997 (as so amended, the "Purchase Agreement") and the related Deposit Escrow Agreement. The parties desire to further amend the Purchase Agreement and to amend the Deposit Escrow Agreement as provided herein. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.

    NOW, THEREFORE, in consideration of the foregoing Background, the mutual promises and agreements made herein and in the Purchase Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

    4. CLOSING DATE. The parties covenant that the Closing (as defined in ARTICLE VI of the Purchase Agreement) shall occur on February 28, 1997 and that such date shall be deemed to be the Closing Date for all purposes under the Purchase Agreement.

    5.   AMENDMENTS REGARDING DEPOSIT.

         2.1. The parties have agreed to increase the amount of the Deposit by $1.25 million from $3.75 million to $5 million and to consider such aggregate amount as liquidated damages in the event of certain breaches by Dobson or Purchaser of the Purchase Agreement on the terms provided herein. Therefore, on the date hereof, Purchaser is depositing with the Deposit Escrow Agreement the additional amount of $1.25 million to be held, invested and disbursed pursuant to the terms of the Deposit Escrow Agreement (as amended hereby).

         2.2 SECTION 5.02 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

         "SECTION 5.02. DEPOSIT. Purchaser has deposited as a good faith deposit $5 million (the "Deposit") with CoreStates Bank, N.A. (the "Deposit Escrow Agent"), to be held, invested and disbursed pursuant to the terms of the Deposit Escrow Agreement substantially in the form of EXHIBIT C attached hereto (the "Deposit Escrow Agreement"). If the Closing occurs, then the Deposit and all earnings on the deposit shall be paid to Sellers pursuant to the Deposit Escrow Agreement and the full amount of the Deposit and the earnings thereon shall be credited against and deducted from the Purchase Price to be paid at the closing by Purchaser for the Assets. If Sellers terminate this Agreement in accordance with the provisions of
    Section 15.02(d), and provided at the time of such termination Sellers are not then in breach of any of their representations, warranties, covenants or agrements to such an extent the Sellers' breaches, in the aggregate, would reasonably be expected to have a Material Adverse Effect and the conditions set forth in Sections 10.04 (only FCC and Hart-Scott-Rodino Act consents), 10.06 (provided that the applicable period shall be from August 31, 1996 through the date of termination of this Agreement), 10.09 and
    10.10 shall have been satisfied, then Sellers shall be entitled to the Deposit as liquidated damages (the "Liquidated Damages Amount") without the necessity for proof by Sellers of actual damages, which damages that Sellers would sustain as a result of such termination. Notwithstanding anything else set forth in this Section 5.02, Sellers' sole and exclusive recourse for Purchaser's or Dobson's breach of their representations or obligations under this Agreement prior to Closing shall only be to receive an amount of $5 million. In any other case if the Closing does not occur, then, pursuant to the Deposit Escrow Agreement, the Deposit and all earnings thereon shall be paid to Purchaser. All determinations of breach and satisfaction of conditions shall be made, and all payments by the Deposit Escrow Agent shall be made, in accordance with the procedures and other provisions set forth in the Deposit Escrow Agreement."

         2.3 SECTION 1(a) of the Deposit Escrow Agreement is hereby deleted in its entirety and replaced with the following:

         "SECTION 1. ESCROW DEPOSIT. (a) The Escrow Agent acknowledges receipt of $5,000,000 (the "Deposit") from the Purchaser."

         2.4 SECTION 4(b) of the Deposit Escrow Agreement is hereby deleted in its entirety and replaced with the following:

         "(b) If Escrow Agent receives written notice that the Acquisition Agreement has been terminated by Sellers under Section 15.02(d), and provided at the time of such termination, Sellers are not then in breach of any of their representations, warranties, covenants or agreements to such an extent the Sellers' breaches, in the aggregate, would reasonably be expected to have a Material Adverse effect (as defined in the Acquisition Agreement) and the conditions set forth in Sections 10.04 (only FCC and Hart-Scott-Rodino Act consents), 10.06 (provided that the applicable period shall be from August 31, 1996 through the date of termination of this Agreement), 10.09 and 10.10 of the Acquisition Agreement shall have been satisfied, then upon such claim for payment made by the Sellers and subject to Section 4(d) hereof, the Escrow Agent shall pay to Sellers out of the Escrowed Funds the amount of $5 million. All claims and payments under this
         Section 4(b) shall be made in accordance with the procedures set forth in Section 4(d) below."

    6. MISCELLANEOUS. Except for the modifications stated above, all otherterms and conditions of the Purchase Agreement and the Deposit Escrow Agreement shall remain the same and continue in full force and effect and shall constitute the legally valid and binding obligations of the parties thereto enforceable in accordance with their terms.

    IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                          HORIZON CELLULAR TELEPHONE COMPANY OF
                          HAGERSTOWN, L.P.
                           By:  KCCGP, L.P., its general partner
                           By:  HORIZON G.P., INC., its  general partner

                           By:    Bruce M. Hernandez
                              ----------------------------------
                              Bruce M. Hernandez, Vice President

                           CUMBERLAND CELLULAR PARTNERSHIP

                              By:  HORIZON CELLULAR TELEPHONE COMPANY
                              OF CUMBER LAND, L.P., its managing general partner


                              By:    Bruce M. Hernandez
                                 -------------------------------
                                  Bruce M. Hernandez, Vice President


                              DOBSON CELLULAR OF MARYLAND, INC.


                              By:    Everett R. Dobson
                                 -------------------------------
                                  Name:  Everett R. Dobson
                                  Title:  Chairman


                              DOBSON COMMUNICATIONS CORPORATION


                              By:     Everett R. Dobson
                                 -------------------------------
                                  Name:  Everett R. Dobson
                                  Title:  President